                                                               Exhibit (c)(1)(E)

                            SELF CONTAINED COMPLETE
                         REAL ESTATE APPRAISAL REPORT



                           143 Space - Village Glen
                          Manufactured Home Community
                              1825 Marywood Road
                   Melbourne, Brevard County, Florida 32934


                                 PREPARED FOR

                                Mr. Steve Waite
                              Windsor Corporation
                               6430 South Quebec
                           Englewood, Colorado 80111


                                     AS OF

                                  May 1, 2000


                                  PREPARED BY

                             WHITCOMB REAL ESTATE

                     [LETTERHEAD OF WHITECOMB REAL ESTATE]

May 19, 2000

Mr. Steve Waite
Windsor Corporation
6430 South Quebec
Englewood, Colorado 80111

RE:   143 Space - Village Glen
      Manufactured Home Community
      1825 Marywood Road
      Melbourne, Brevard County, Florida  32934

Dear Mr. Waite:


     At your request, we have inspected and appraised the above captioned property. We estimate the prospective market value of the property rights outlined herein, as of May 1, 2000, based on an exposure period of six months, to be:

                           - THREE MILLION DOLLARS -

                                 ($3,000,000)

     Our value estimate applies to the land as physically constituted, to the improvements actually in existence and reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors, which, in our opinion, would tend to influence the market value of the subject.

     This conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation and those specific conditions indicated in the engagement letter.

     This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan. The intended user of this report is Windsor Corporation.

     Village Glen is an age restricted manufactured home community located on the east side of Marywood Road, north of Aurora Road in an unincorporated area of Brevard County, Florida. The property is located in the south central portion of the county and was originally developed in 1974. We observed the property to be in good overall condition. There were no major items of

Mr. Steve Waite
May 19, 2000
Page Two

deferred maintenance noted during the physical inspection of the premises.

     Village Glen consists of 143 manufactured home spaces, a clubhouse and swimming pool. As of the date of inspection, 137 of the manufactured home sites were occupied. The site rent rates range from $277.00 to $282.00 per site per month, averaging $278.47. These rents became effective January 1, 2000, when an increase of $10.00 per manufactured home site took effect.

     Our analysis has accounted for a management fee, adequate to ensure professional management of the property. We have also forecast maintenance expenditures to maintain the property in adequate repair in order to retain residents and achieve rental increases. Our analysis and opinions are contingent on adequate management and maintenance expenditures.

     We appreciate this opportunity to be of service to you. If you have any questions, please do not hesitate to contact us.

Very truly yours,

WHITCOMB REAL ESTATE


/s/ John H. Whitcomb  JAG
John H. Whitcomb, MAI, CCIM
St. Cert. Gen. REA #0001234


/s/ William G. Trask  JAG
William G. Trask
St. Cert. Gen. REA #0002347

TABLE OF CONTENTS

Title                                                                       Page
Transmittal
Table Of Contents..........................................................    4

Introduction
Photographs Of Subject.....................................................    6
Summary Of Facts And Conclusions...........................................    8
Extent of Confirming, Collecting And Reporting Data........................    9
Purpose And Function Of The Report.........................................    9
Property Rights Appraised..................................................   10
Effective Date Of Value....................................................   10
Appraisal Definitions......................................................   10
Descriptive Section
Area Description...........................................................   12
Neighborhood Description...................................................   20
Manufactured Home Community Market Overview................................   23
Land And Site Improvements.................................................   35
Improvement Description....................................................   37
Ownership And Property History.............................................   39
Occupancy..................................................................   39
Zoning And Other Land Use Controls.........................................   39
Assessment And Taxes.......................................................   40
Marketability And Exposure Period..........................................   42
Valuation Section
Highest And Best Use.......................................................   45
Valuation Process..........................................................   50
Income Capitalization Approach.............................................   51
Sales Comparison Approach..................................................   67
Final Estimate Of Value....................................................   84
Certification..............................................................   85
Assumptions And Limiting Conditions........................................   86

Addenda
Legal Description
Profiles Of Appraisers

                                  INTRODUCTION

                PHOTOGRAPHS OF THE SUBJECT (Taken May 18, 2000)                6

                            [PICTURE APPEARS HERE]

                           Entrance to Village Glen

                            [PICTURE APPEARS HERE]

                              Typical Street View

                PHOTOGRAPHS OF THE SUBJECT (Taken May 18, 2000)                7

                            [PICTURE APPEARS HERE]

                          Marywood Road Facing North

                            [PICTURE APPEARS HERE]

                          Marywood Road Facing South

SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------

Property Appraised:                143 Space - Village Glen
-------------------                Manufactured Home Community
                                   1825 Marywood Road
                                   Melbourne, Brevard County, Florida


Property Rights Appraised:         Fee Simple Interest, subject to tenant leases
--------------------------

Land Area:                         27.41 acres
----------

Improvements:                      Existing 143 manufactured home spaces, a
-------------                      clubhouse, swimming pool and shuffleboard
                                   courts.


Owner:                             Windsor Park Properties, 7.
------

Zoning:                            TR-3, Mobile Home Park, Brevard County
-------

MSA/Census Tract:                  4900 (Melbourne/Titusville/Palm Bay MSA) /
-----------------                  064121 (Brevard County)


Highest and Best Use:
---------------------

     As Vacant:                    Hold for future development as predicated by
                                   market demand.

     As Improved:                  The current use as a manufactured home
                                   community.

Market Value:                      Income Approach                    $3,000,000
-------------                      Sales Comparison Approach          $3,000,000


Final Estimate of Market Value:    $3,000,000
-------------------------------

Date of Appraisal:                 May 1, 2000
------------------

Dates of Inspection:               May 18, 2000
--------------------

EXTENT OF CONFIRMING, COLLECTING AND REPORTING DATA
---------------------------------------------------

     William G. Trask inspected the property on May 18, 2000. The property's physical data is based on information provided by the owner, confirmed by physical inspection of the premises and information obtained from the Brevard County Property Appraiser's office.

     Information regarding the subject's land use plan designation and zoning are based on discussions with representatives of Brevard County, Florida. We have analyzed the property with regard to its Highest and Best Use, as if the land was vacant and available for development and as it has been currently improved.

     We have employed only the Income Capitalization and Sales Comparison Approaches in our estimate of the market value of the property. The Cost Approach has not been used in this valuation, due to the subjectivity of entrepreneurial profit estimates. Recent data for the Income Capitalization and Sales Comparison Approaches has been generated from local real estate brokers, investors (local and nationally), owners, managers, and from our inspection of the supporting rental neighborhood. All of the market data has been confirmed with buyers, sellers, or other real estate professionals involved with or knowledgeable of the transaction.

PURPOSE AND FUNCTION OF THE APPRAISAL
-------------------------------------

     The purpose of the appraisal is to express our opinion of the "As Is" market value of the fee simple interest, subject to existing leases, of the real estate as of May 1, 2000.

     Rental rates and increases are governed by the community's prospectus, filed with the Florida Department of Business and Professional Regulation, until a unit is removed from the community. At that time, a new prospectus can be supplied to the tenant. The prospectus for Village Glen has been assigned identification numbers PRMZ001401-P10538 and PRMZ001401-PA0538 AT. A copy of the prospectus has been included in the Addenda of this report.

     We have surveyed the local market rents, but emphasis has been appropriately given to the prospectus, in the forecast of rental levels at the subject.

     The information, opinions, and conclusions contained in this report have been prepared as a basis for loan underwriting.

PROPERTY RIGHTS APPRAISED
-------------------------

     The real estate interest appraised is that of ownership in fee simple interest, subject to existing tenant leases, and the property is appraised as if free and clear of mortgages, liens, servitudes and encumbrances, except those noted in the body of this appraisal.

EFFECTIVE DATE OF VALUE
-----------------------

     The effective date of our value is May 1, 2000.

APPRAISAL DEFINITIONS
---------------------

     Market Value is defined as: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.

     Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     .    Buyer and Seller are typically motivated;

     . Both parties are well informed or well advised, and each acting in what he considers his own best interest;

     .    A reasonable time is allowed for exposure in the open market;

     . Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     . The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale./1/

     Fee Simple Interest is defined as: The absolute ownership unencumbered by any other interest or estate subject only to the four powers of government./2/

_______________
/1/ The Office of the Comptroller of Currency, 12 CFR 564.2(f).
/2/ The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute,
    1993.

                              DESCRIPTIVE SECTION

AREA DESCRIPTION
----------------

Introduction
------------

     The economic vitality of the surrounding area and the immediate neighborhood encompassing the subject property is an important consideration in estimating demand and future cash flow potential of a particular property. The area analysis usually focuses on the social, economic, governmental and environmental forces that affect real estate.

     The first step in estimating the highest and best use of the subject property is an examination of the social, economic, governmental and environmental forces affecting property values in the Brevard County area. In the following discussion, we have attempted to present sufficient data to inform readers unfamiliar with the state of Florida, Brevard County and the Melbourne metropolitan area and its environs.

     The subject is located in the State of Florida, nicknamed the Sunshine State. Florida has a strong economic base consisting of tourism, real estate, construction, manufacturing, finance, defense contracting and insurance.

Florida
-------

     The population of Florida has grown rapidly in recent decades. In 1950, Florida was the twentieth largest state in the nation with a population approaching 3 million. By 1990, Florida had become the fourth largest state in the nation with a population of nearly 13 million. This growth saw dramatic changes in the demographic composition of the population, brought about by a higher population age, a lower minority population and increased per capita wealth. As shown in the following table, the population growth was explosive during the 1970's and 1980's, slowing in the early 1990's. This trend is expected to continue in the future as shown by the 2004 and 2009 projections.

                   Florida Population Growth and Projections

             ============================================
               Year           Population         Percent
                                                 Change
             --------------------------------------------
               1970            6,790,929           N/A
             --------------------------------------------
               1980            9,746,324          43.5%
             --------------------------------------------
               1990           12,937,926          32.7%
             --------------------------------------------
               1999*          15,167,025          17.2%
             --------------------------------------------
               2004*          16,416,782           8.2%
             --------------------------------------------
               2009*          17,648,165           7.5%
             ============================================

             United States Census Bureau.
             *Florida Trend 2000 Economic Yearbook, April 200.

Area Description                                                              13

     The slower rate of future population growth will be partially attributable to more stringent growth management policies. Growth management legislation will curtail the demand for developable properties, which will restrict the supply of a given population. The result should be more modest returns on real estate investments with investors having to develop feasible projects in areas where sufficient demand exists.

     The dynamic complexities in the demographic composition had a significant impact on the Florida real estate market through increased demand for housing and the corresponding commercial development that usually follows. Until the recessionary period of the early nineties and the financial institution collapse, Florida was one of the most heavily invested states in the nation for speculative real estate development.

Geography
---------

     The subject is located in the south central portion of Brevard County and lies just north of the City of Melbourne municipal limits. More specifically, the subject property is located on the east side of Marywood Road north of Aurora Road. This location is within one-mile northeast the intersection of Eau Gallie Boulevard and Interstate 95.

     Brevard County is located along the Atlantic coastline of Central Florida, bounded by Volusia, Orange, Osceola and Indian River Counties to the north, west and south respectively. The Indian River runs the entire length of the county and is separated from the Atlantic Ocean by a series of narrow barrier reefs and islands. Titusville, the county seat, is located approximately 40 miles east of Orlando and approximately 142 miles south of Jacksonville, in the northern portion of the county.

     The county's total land area is approximately 1,557 square miles and is the 18th largest county in the state of Florida. The unincorporated areas in the county account for 859 square miles of land area. However, much of this area is located in the western portion of the county and consists mainly of undevelopable marshland. Approximately 30%, or 538 square miles of the county consists of water. Thirteen municipalities, for the most part are located along the coastline, encompass the remaining land area.

Population
----------

     Brevard County's highest period of population growth occurred during the 1980's. According to the U. S. Census Bureau, the 1990 population was 398,978 persons. This was an increase of 126,019 persons (or 46%) from the 1980 census, which reported the population at 272,959 persons. According to the 1999 Florida
                                                                    ------------
Statistical Abstract, published by the University of Florida Bureau of Economic
--------------------
and Business Research (BEBR), the 1998 estimate of the population was 465,825 persons. This estimate represents a 16.8% increase over the 1990 U. S. Census estimates and indicates a continuance of the trend of the last decade.
Estimates for the county for the year 2005, are 523,931 persons, growing to 562,330 by the year 2010.

Area Description                                                              14

     The greatest percentage of the population is in the 25 to 44 year old group, which numbered 133,691 persons, or 29% of the total population estimate. There are an estimated 107,980 persons (23%) of the population in the 45 to 64 year old age group. The prime labor group, therefore, comprised approximately 52% of the total population. The 65 years and over age group is estimated at 84,793 persons or 18% of the total population and the median age of the county was 39.5 years. According to the BEBR estimates, in-migration accounted for approximately 86% of the growth in population between 1990 and 1998.

     Due primarily to the economic development of Brevard County, the population growth has not occurred evenly throughout the area. The bedroom communities of the Space Center area, which are located in the northern section of the county, have shown a slower growth rate due to the decrease in employment over the past twenty years. The central section of Brevard, where the beach communities are located, have shown a moderate growth primarily due to the Patrick Air Force Base, which is a major employer. The area that has experienced the most growth in Brevard County is the southern section. This area's growth is predominantly attributed to the expansion of the area's industrial community.

     The population growth for the entire county is anticipated to continue through the first part of the next century. The southern portion of the county will continue to grow until the developable land becomes scarce. The northern and central areas of the county are also projected to experience an increase in their growth due to the resumption of the space shuttle program, industrial development near Titusville and lower housing costs.

Industry/Employment
-------------------

     According to the Florida State Employment Service, the total civilian labor force for Brevard County in 1998 was 204,396, with an employment of 195,650 and annual average unemployment rate of 4.3%, or 8,746. The jobless rate compares favorable to the state rate of 5.5% and the national rate of 5.6%. Since 1988, the total labor force, employment and unemployment have shown moderate increases due to the combined forces of a national recession and industry cutbacks in the local space programs.

     The majority of the growth experienced in Brevard County is due to the space program and several large technology corporations. NASA's Kennedy Space Center and the Cape Canaveral Air Force Station, which are both located in north Brevard County, and their affiliated contractors, accounted for the employment of approximately 38,550 people in 1998. The NASA contractors include Lockheed/Martin, EG&G, McDonnell Douglas Astronautics Co., Northrop/Grumman Melbourne Systems, Rockwell International, General Dynamics and Boeing Aerospace Operations. As of 1997, 24 of the largest 26 companies in Brevard County were aerospace-related.

     Within the central area of the county, specifically the Cocoa Beach area, there are twenty

Area Description                                                              15

Fortune 500 companies. Among those represented are Bell South, Borden, Brunswick, Coca-Cola, ITT, Lone Star Industries, Lockheed/Martin, TRW and United Technologies.

     Another avenue for growth for the central portion of the county is Port Canaveral, the third largest cruise-passenger port in the country. This deep-water port is a popular port-of-call for cruise ships arriving and departing from all parts of the world, including the Bahamas and Caribbean Islands, New York and Europe. The number of passengers boarding and disembarking has dramatically increased within the recent past. Furthermore, Port Canaveral provides the facilities to import and export commercial materials on an international basis. Additionally, this port is also home to a large commercial fishing fleet and charter crafts.

Construction
------------

     As previously mentioned in the breakdown of employment by sector, construction in Brevard County has been declining since the mid-1980's. In 1982, as interest rates started declining, construction increased.
Consequently, the number of building permits issued peaked during 1984-85. This growth simultaneously occurred while the Kennedy Space Center and its affiliated companies expanded. In September, 1986, the disaster of the space shuttle, Challenger, halted the space program. Massive layoffs within the industry and a national recession created a leveling of new construction from 1986 to the present. The total number of building permits issued by the County Building Department further illustrates this scenario. In 1997, the total number of residential building permits issued were 3,112, an increase of 128 from the previous year. Demand for speculative commercial and industrial buildings has lowered as well. However, as the economy turns around demand for new construction, both residential and non-residential, alike, are predicted to increase in the future.

Tourism
-------

     Brevard County's moderate year-round climate with an average annual temperature of 73 degrees provides an environment in which many people choose to reside and vacation. Additionally, the proximity of the Atlantic Ocean and Brevard's 72 miles of beaches also encourages outdoor recreation for boating, fishing and surfing enthusiasts. The area's major attractions, NASA's space center and Port Canaveral, further attract many local, national and international visitors. The relative closeness of Florida's other world-renowned attractions, such as Orlando's Disney World, Universal Studios and Sea World and Daytona's Speedway, provide additional incentive to visit the Brevard County area.

Transportation
--------------

     The transportation system of Brevard County provides convenient accessibility to all the cities and communities not only within its own locale, but to neighboring areas as well. The county's transportation network involves ground, air and water services, as further discussed below.

Area Description                                                              16

     Traversing throughout a major portion of the eastern coast of the state are Interstate 95 and U. S. Highway 1, both of which are north/south bound routes. These two routes connect Brevard County with its northern and southern neighboring counties. Access from the mainland to the nearby islands is easily reached via numerous connecting causeways. And within the islands, Highway A1A, is the main north/south bound thoroughfare. Additional secondary roads and tertiary streets are also available within the various cities and communities.

     Air transportation for Brevard County is provided by three airports, two of which are local. Melbourne International Airport, located towards the southern portion of Brevard County, provides domestic and international flight service. The Space Center Executive Airport, located in the county seat of Titusville, is a general aviation airport. Additional flight service to the area is provided by Orlando's International Airport, which is located about 45 miles west of Brevard.

     As previously mentioned, Port Canaveral is a deep-water port-of-entry, which provides both domestic and international seafaring service. Additionally, this port has direct access to rail and piggyback facilities and the national intermodal rail network. In addition to the above-named transportation network, Brevard County also has parcel delivery services available through such carriers as: Airborne; Emery; Federal Express; Greyhound; Purolator; Roadway; and, United Parcel Service. There are approximately 13 such air freight and cargo carriers offering daily service to Brevard County.

Income
------

     Brevard County, with all of its high-tech industries, has a tremendous resource of skilled, semi-skilled and unskilled workers for the manufacturing sector. The area also has the state's highest concentration of engineers and technicians. Total per capita personal income has grown continuously over the last decade. The per capita personal income for Brevard County in 1980 was $9,193, increasing to $17,805 by 1990. Florida posted slightly higher figures of $9,202 and $18,024 for the same period. The per capita income estimate for 1999 was $20,918 for Brevard County, while the State of Florida was $23,285.

Utilities
---------

     As the county is continuing to expand, so does its need for utilities. Currently, the sources providing the utilities for Brevard County are: Florida Power & Light for electricity, City Gas Company of Florida for natural gas; water and sewer are available in the major municipalities; and BellSouth provides the local telephone service.

Education
---------

     Numerous public and private schools for primary, secondary and advanced education service Brevard County. The School Board of Brevard County operates 28 public schools within

Area Description                                                              17

the county. There are also ten private primary and secondary schools. Brevard Community College, which is affiliated with the Florida University system, has branches in both cities of Cocoa and Melbourne. The Florida Institute of Technology is also located in Melbourne and offers numerous undergraduate and graduate degree programs. A branch of the University of Central Florida is located adjacent to the Brevard Community College campus in Cocoa. Rollins College has an annex at Patrick Air Force Base, just south of Cocoa Beach.

Concurrency
-----------

     The State of Florida's Local Government Comprehensive Planning Act of 1975 required all counties and municipalities in the state to develop, implement and monitor local comprehensive/growth management plans. Pursuant to this law, each county was required to publish Land Use Policy Guides, both in written and map form, which designate desired types of land use and probable zoning for all county lands not within their boundaries.

     Under Florida's 1985 Growth Management Act, a concept called "concurrency was set for to require that adequate roads, sewers, schools and other facilities be in place when local officials approve new development. Fearing restrictions on growth, developers, builders and Realtors have vehemently lobbied the State Legislature to alter the requirement.

     At present, concurrency requires developers to agree to provide necessary infrastructure before new developments are approved. However, in some areas, moratoriums on new development are being implemented to allow government staff sufficient time to study the affects of further growth and to develop plans, both on-site and off will likely result in a protracted approval processes, and ultimately entail more costs to the private sector.

     Any proposed large development that will have impacts on traffic, noise, air quality, etc. that go beyond the immediate vicinity, must go through Development of Region Impact (DRI), a regional planning council. The Council studies the proposed development and its potential impacts, then makes recommendations to the appropriate local governmental entity regarding whether the development should be approved and what, if any, constraints or mitigation requirements should be imposed to minimize adverse regional impacts.

Conclusion
----------

     In summary, Brevard County has experienced a slower growth pattern since the mid-1980's, as indicated by both the population and construction levels. This is primarily attributed to the national recession and local industry cutbacks in the aerospace program. However, with the present resurgence of the space shuttle program and the expansion of the local high-technology industry, it is anticipated that the county will continue to grow although at a pace slower than experienced during the 1980's. The area has much to offer to both resident and tourist alike. Namely, Brevard County has a moderate year-round climate, close proximity to the Atlantic Ocean, 72 miles of beaches, a diversified employment with major sophisticated high-tech

Area Description                                                              18

manufacturers, along with NASA's space center, local area attractions, an excellent transportation network, which includes an international port, Port Canaveral and Melbourne International Airport, together with an established infrastructure.

     Collectively, all of these factors enable Brevard County to be a popular area within the state of Florida for both leisure and employment lifestyles.

                            [AREA MAP APPEARS HERE]

NEIGHBORHOOD DESCRIPTION
------------------------

     A neighborhood is defined as a portion of a larger community, or an entire community, containing a homogeneous group of inhabitants, buildings, or business enterprises.

Location and Boundaries
-----------------------

     The subject property is located on the east side of Marywood Road, north of Aurora Road and just north of the municipal limits of the City of Melbourne. This location places the subject approximately six miles northwest of downtown Melbourne. The neighborhood is generally bounded by the Interstate 95 corridor to the west, the Indian River to the east, Eau Gallie Boulevard to the south and Wickham Road to the north. The subject property lies in the southwestern portion of the neighborhood. Large portions of the neighborhood are within the unincorporated area of Brevard County.

Access
------

     Access to the neighborhood is rated above average. The access to the property is good, as Aurora Road is a two-lane roadway bisecting the southern portion of the neighborhood in an east/west direction. The property is located approximately one mile northeast of the intersection of Eau Gallie Boulevard and Interstate 95. Access to Interstate 95 is also available south of the subject at U. S. Highway 192 or north of the property at Wickham Road.

Neighborhood Characteristics and Housing
----------------------------------------

     The neighborhood offers all amenities and shopping, with schools, churches, and medical facilities located throughout the area. Retail development is mainly focused along the Wickham Road, Eau Gallie Boulevard and Sarno Road corridors.

     Housing around the subject property consists of most forms of residential development. All forms of residential development priced in the $50,000 to $70,000 range, surround the subject. Further to the east are the U. S. Highway 1 corridor and the Intracoastal Waterway, while west of the Interstate 95 corridor are large areas of vacant and agricultural lands. The municipal limits of the City of Melbourne are located just south and east of the subject.

     While the subject competes with all forms of housing to a certain degree, the closest competition is other manufactured housing communities. Our surveys of residents indicate that a sense of community is the primary reason that people choose to reside in a manufactured housing community. There is also a sense of security, as residents pay close attention to comings and goings in the community. While the subject is not the least expensive form of housing in the neighborhood, it is also not the most expensive.

Summary and Conclusion
----------------------

Neighborhood Description                                                      21

     The subject property's location in regard to the local amenities in the
form of shopping, recreational and activity centers is considered good.   The
infrastructure is in-place in the neighborhood and concurrency is not an issue in development. General real estate values have been static over the last three to four year period, although construction has been continuing at a moderate pace, on properties purchased during that period.

     Future infill development in the neighborhood is expected to be at a much slower pace, due primarily to the advanced degree of existing development and the slow economic pace. The subject will benefit from its excellent location and the expected future population growth and is a competitive form of housing in the local market.

                        [NEIGHBORHOOD MAP APPEARS HERE]

Manufactured Housing Community Market Overview                                23

MANUFACTURED HOME COMMUNITY MARKET OVERVIEW
-------------------------------------------

     The manufactured home industry in the State of Florida has prospered and matured, over the past twenty years, as a direct result of the advancements in manufactured home construction techniques and the continued ability of producers and dealers to make manufactured homes a relatively inexpensive housing alternative. Over this period the industry has progressed from it's original "trailer park" image, to the "mobile home park" and, finally, to its present status as "a manufactured home community." This most recent status is only appropriate, as most manufactured homes are typically moved only once during their economic lifetime; from the manufacturer or dealer's lot to the home site.

     According to the 1990 U. S. Census, 1,290,000 people occupied 762,855 manufactured homes in the State of Florida. These totals were the highest in the United States with only Texas and California having manufactured home
populations that exceed one million.   The measure of the significance of the
manufactured home in the state is evidenced by the fact that nearly 12.5% of all housing units in the state were manufactured homes, as of 1990. The table below lists the top five counties in the state, the number of manufactured homes and the percentage of the state total of manufactured homes.

               ================================================
                       Manufactured Housing Communities
                         Top Five Counties In Florida
               ------------------------------------------------
                 County        No. Of Homes  Pct. Total Housing
               Pinellas          52,207            6.84%
               ------------------------------------------------
               Polk              51,768            6.36%
               ------------------------------------------------
               Hillsborough      42,314            5.55%
               ------------------------------------------------
               Pasco             40,391            5.29%
               ------------------------------------------------
               Lake              26,935            3.53%
               ------------------------------------------------
               Florida          762,855          100.00%
               ================================================
               Source:  1990 U.S. Census



          As shown in the table on the following page, sales have decreased 39% since 1985, again due principally to restriction imposed by government regulations as well as difficult economic times. The 1996 through 1998 statewide figures show a varied trend, with significant increases over the 1991 sales.

Manufactured Housing Community Market Overview                                24

                             Single Family Housing
                    Site Built vs. Manufactured Home Sales
                    Florida and Brevard County 1983 to 1998


        ==================================================================
                       State of Florida              Brevard County
        ------------------------------------------------------------------
          Year    Housing      Mfd.     Mfd.     Housing  Mfd.     Mfd.
                  Starts       Home   Homes %    Starts   Home   Homes %
                               Sales  of Total            Sales  of Total
        ------------------------------------------------------------------
          1983     99,164    29,244    22.77%    4,602     683    12.92%
        ------------------------------------------------------------------
          1984     92,386    29,442    24.17%    4,582     690    13.09%
        ------------------------------------------------------------------
          1985     94,947    30,126    24.09%    5,436     635    10.46%
        ------------------------------------------------------------------
          1986     97,146    27,233    21.90%    4,284     951    18.17%
        ------------------------------------------------------------------
          1987    106,650    25,446    19.26%    4,585     703    13.29%
        ------------------------------------------------------------------
          1988     99,178    23,315    19.03%    4,674     628    11.84%
        ------------------------------------------------------------------
          1989     97,474    21,821    18.33%    4,599     585    11.28%
        ------------------------------------------------------------------
          1990     72,126    17,483    19.51%    4,254     501    10.54%
        ------------------------------------------------------------------
          1991     70,925    12,572    15.06%    2,898     251     7.97%
        ------------------------------------------------------------------
          1992     83,228    14,172    14.55%    3,533     251     6.63%
        ------------------------------------------------------------------
          1993     91,016    15,964    14.92%    3,722     257     6.46%
        ------------------------------------------------------------------
          1994     96,293    17,067    15.06%    3,631     254     6.54%
        ------------------------------------------------------------------
          1995     84,877    16,199    16.03%    2,553     224     8.07%
        ------------------------------------------------------------------
          1996     91,000    15,905    14.88%    2,973     179     5.68%
        ------------------------------------------------------------------
          1997     90,268    18,242    16.81%    2,966     199     6.29%
        ------------------------------------------------------------------
          1998     97,870    19,035    16.28%    3,237     203     5.90%
        ==================================================================

Source:  Florida Manufactured Housing Association, Statistical Package, 1998.

     Although recent trends indicate sales of manufactured homes to be far below the peak of the mid eighties, demand within good quality manufactured housing communities is still strong according to recent publications. Brevard County, as shown, has occupied a very small share of the manufactured housing market in the state of Florida, a trend that appears to be continuing.

          According to the Florida Manufactured Housing Association data, there are 142

Manufactured Housing Community Market Overview                                25

manufactured housing communities in Brevard County. Of this total, there are 35 communities (approximately 25% of the total), with 101 or more spaces. Additionally, 71 of the communities, or approximately 50% of the total, are in the 26 to 100-space range. Approximately 25% of the manufactured housing communities in Brevard County have less than 100 spaces. The large percentage of large communities points to an established and sophisticated marketplace, with a variety of ownership forms. The subject, at 143 spaces, is one of the mid sized communities in Brevard County.

     The rapid growth in Florida during the 1960's and 1970's outstripped the ability of county and municipal governments to provide adequate infrastructure improvements. This precipitated state legislation mandating that each county submits an acceptable Comprehensive Plan. As previously discussed in the Area Description section of this report, the concept of Concurrency required all municipalities with zoning jurisdiction to adjust their zoning codes and reach "substantial conformance" to county-wide land use plan. Many municipal planners were forced to scale back the total developable inventory in their communities, resulting in decreased projections of future municipal revenues from property taxes. Manufactured housing communities were viewed as a poor developmental alternative in many municipalities since they produce less property tax for the municipality while creating about the same infrastructure burden. While many counties have instituted a moratorium on the development of new manufactured housing communities, others have imposed severe limitations on the development of manufactured housing communities, typically found in the form of restrictive impact fees (or transportation fees). It was noted that approved communities have been allowed to develop to capacity.

     Based on our conversations with Brevard County officials, it is readily apparent that it has become increasingly more difficult to rezone sites to manufactured home use, with governmental restrictions and increasing impact fees, much of the developer's profit has been taken away. When coupled with infrastructure costs dictated by concurrency, the cost of development can increase to a point that makes the development of a manufactured home community financially unfeasible. Hence, there is limited inventory and future supply will be limited.

     Additionally, our survey of the smaller municipalities has indicated that additional fees are incurred for community development and are generally based on the community's capacity. These fees vary among the individual municipalities. The overall effect has been the decline in the development of new manufactured housing communities in recent years. The difficult economic times of the early 1990's and the lack of land for development have been contributing factors to the inhibited growth in the state.

     In the early 1980's, lot rental rates in most quality communities increased 100% or more, while vacancies, at that time, were negligible. Spiraling rent increases and the lack of a viable alternative for manufactured home owners had resulted in problems in many communities in the form of rent strikes, picket lines, and a high percentage of homes made available for resale.

Manufactured Housing Community Market Overview                                26

     An additional restriction, which has greatly impacted the operation of manufactured housing communities, was the 1984 Florida Mobile Home Act. This Act established the Bureau of Mobile Homes of the Department of Business and Professional Regulation and further, set out a list of requirements for community owners and residents under Chapter 723 of the Florida Statutes.

     The law requires manufactured home community owners to file a prospectus with the Bureau of Mobile Homes fully describing the community and its rental agreements and further requires owners to distribute the prospectus to all community residents. In addition, rental rates must pass the test of being reasonable. The code states:/3/

     1. For the purpose of this section, a lot rental amount that is in excess of market rent shall be considered unreasonable.

     2. Market rent means that rent which would result from market forces absent an unequal bargaining position between mobile home park owners and mobile home owners.

     3. In determining market rent, the court may consider rents charged by comparable mobile home parks in its competitive area. To be comparable, a mobile home park must offer similar facilities, services, amenities, and management.

     4. In determining whether a rent increase or resulting lot rental amount is unreasonable, the court may consider economic or other factors, but not limited to, increases or decreases in the consumer price index, published by the Bureau of Labor Statistics of the Department of Labor, increases or decreases in operating costs or taxes and prior disclosures.

     5. An arbitrator or mediator under sections 723.037, 723.038 and 723.0381 shall employ the same standards as set forth in this section.

     The statute established procedures that the community owner must follow in order to affect rental rate increases and, perhaps most importantly, requires that a community owner who wishes to sell his community must first offer it (at the owner's price and terms) to the community's homeowners association.

     Current HUD wind standards are more stringent for manufactured housing than they are for conventional site built housing. These wind standards were created in response to Hurricane Andrew. Additionally, many insurance companies are hesitant to write business interruption coverage for manufactured housing communities in coastal Florida. However, business interruption insurance only covers losses sustained until all debris is cleared away and the community is again fit for occupancy, the point when the insurance coverage ends. Therefore,

______________
/3/ History: Section 1, Chapters 84-90 and Section 9, Chapters 90-198.

Manufactured Housing Community Market Overview                                27

the insurance coverage is available for a typically short period of time. These changes do not appear to have had a major effect on the demand for manufactured homes, as market demand has actually strengthened. It is apparent that the market reception for manufactured homes is as a continued source of quality and affordable housing.

Rental Rates and Occupancy
--------------------------

     There is a wide range of rates in the marketplace, based on the project and the amenities offered. Generally speaking, a standard (non corner/no view amenity) pad ranges between $191.50 per month to $343.50 per month. Premiums are also attached to pads with a corner or view amenity, and these can run as high as $25 per month above the standard pad pricing, although these premiums are not generally found in smaller communities. Services included in the rental rate vary by community, with higher rental rates indicative of more services.

     The subject averages $278.47 per lot (based on 143 lots), per month, with the rent range from $277.00 to $282.00. The local market supports the subject rents. No rent increase is planned at the current time.

     Most importantly, regardless of the competitive rental rates shown by the competitive properties, the subject community is governed exclusively by the Prospectus, which specifically addresses annual rental increases and other charges. A copy of the Prospectus has been included in the Addenda to this report. Income forecasts were based upon current rent levels.

     The subject is a 143-space, fully developed, age restricted manufactured housing community. The communities that are most competitive with the subject have been detailed on the following pages. These four communities are fully developed and are currently between 94.4% and 100.0% occupied. The physical occupancy at the subject is currently 95.8%. The manager occupies one space rent free and 136 occupied sites produce rent resulting in an economic occupancy of 95.1%. The physical occupancy appears to be slightly below the sub-market occupancy of approximately 95.9%.

Manufactured Housing Community Market Overview                                28

Summary
-------

     The State of Florida experienced high levels of growth in the manufactured housing industry during the 1980's. Sales climbed steadily through the late seventies and early eighties, peaking in 1985. Since that time sales showed a steady decline each year through 1991. Sales in 1992, 1993 and 1994 indicated a reversal from this most recent declining trend and have further increased in 1997 and 1998.

     Manufactured home community owners, who in recent years have benefited from a "captive" market and little competitive new supply, now find their interests sandwiched between those of county and municipal authorities on the one hand, and those of state regulators on the other. The upshot is likely to be that although occupancies in manufactured housing communities will remain high, future rent increases will not likely be as great as they have been.

RENT COMPARABLE NUMBER ONE
--------------------------

Lamplighter Village
500 North John Rodes Boulevard
Melbourne, Brevard County, Florida

                            [PICTURE APPEARS HERE]

Location:                     West side of John Rodes Boulevard, south of Eau
                              Gallie Boulevard.

Number of Spaces:             639

Property Description:         Age restricted manufactured housing community
                              built in 1973.

Monthly Rental Rates:         $326.00 to $349.00

Occupancy:                    94.5% (604 of 639)

Services Included in Rates:   Lawn mowing.

Amenities:                    Clubhouse, pool, shuffleboard, tennis and
                              miniature golf.

Verification/Date:            Karen, Community Manager on May 16, 2000.

Comments:                     The last rental increase was $17 per month in
                              January 2000. No concessions are offered.

================================================================================
Location   Access   Visibility   Condition    Amenities   Home Quality  Overall
Similar    Similar  Superior     Similar      Superior    Similar       Superior
================================================================================

RENT COMPARABLE NUMBER TWO
--------------------------

Casa Loma Estates
6560 North Harbor City Boulevard
Melbourne, Brevard County, Florida

                            [PICTURE APPEARS HERE]

Location:                     West side of U. S. Highway 1, north of the Pineda
                              Causeway.

Number of Spaces:             108

Property Description:         Age restricted manufactured housing community
                              built in 1954.

Monthly Rental Rates:         $235.00 to $250.00

Occupancy:                    94.4% (102 of 108)

Services Included in Rates:   Water and trash collection.

Amenities:                    Clubhouse, shuffleboard and horseshoes.

Verification/Date:            Ray, Community Manager on May 18, 2000.

Comments:                     This property is located northeast of the subject.
                              The last rent increase was January 2000 and was $10.00 per space.

================================================================================
Location   Access    Visibility   Condition   Amenities   Home Quality   Overall
Similar    Similar   Similar      Similar     Similar     Similar        Similar
================================================================================

RENT COMPARABLE NUMBER THREE
----------------------------

Arrowood
3500 Fell Road
Melbourne, Brevard County, Florida

                            [PICTURE APPEARS HERE]

Location:                     North side of Fell Road, east of Hollywood
                              Boulevard.

Number of Spaces:             204

Property Description:         Age restricted manufactured housing community
                              built in 1979.

Monthly Rental Rates:         $191.50 to $206.50

Occupancy:                    100.0% (204 of 204)

Services Included in Rates:   Trash collection.

Amenities:                    Clubhouse, pool, putting green, bocci and
                              shuffleboard.

Verification/Date:            Community Manager on May 18, 2000.

Comments:                     The last rent increase was January 2000 and was
                              $6.50.

================================================================================
Location   Access    Visibility   Condition   Amenities   Home Quality   Overall
Similar    Similar   Similar      Similar     Superior    Similar        Similar
================================================================================

RENT COMPARABLE NUMBER FOUR
---------------------------

Lakewood Village
3245 South Babcock Street
Melbourne, Brevard County, Florida

                            [PICTURE APPEARS HERE]

Location:                     East side of South Babcock Street, south of
                              University Boulevard.

Number of Spaces:             340

Property Description:         Age-restricted manufactured housing community
                              built in 1973.

Monthly Rental Rates:         $343.50 to $368.50

Occupancy:                    96.5% (328 of 340)

Services Included in Rates:   Water, sewer, basic cable television and trash
                              collection.

Amenities:                    Clubhouse, pool, exercise room, executive golf
                              course and shuffleboard.

Verification/Date:            Shirley, Community Manager on May 16, 2000.

Comments:                     This is a larger, age-restricted community located
                              southeast of the subject.

================================================================================
Location  Access    Visibility   Condition   Amenities   Home Quality   Overall
Similar   Similar   Superior     Similar     Superior    Similar        Superior
================================================================================

                            RENTAL COMPARABLE CHART

====================================================================================================================================
                                                        Occ.
                                                    Sites/Sites       Monthly
   No.            Name/Location                       % Occ.        Rental Rates  Services Included              Amenities
------------------------------------------------------------------------------------------------------------------------------------
    1     Lamplighter Village                         604/639        $326.00 to     Lawn mowing.           Clubhouse, pool,
          500 North John Rodes Boulevard               94.5%         $349.00                               shuffleboard, tennis and
          Melbourne, Brevard County Florida                                                                miniature golf.
------------------------------------------------------------------------------------------------------------------------------------
    2     Casa Loma Estates                           102/108        $235.00 to     Water and trash        Clubhouse, shuffleboard
          6560 North Harbor City Boulevard             94.4%         $250.00        collection.            and horseshoes.
          Melbourne, Brevard County, Florida
------------------------------------------------------------------------------------------------------------------------------------
    3     Arrowood                                    204/204        $191.50 to     Trash collection.      Clubhouse, pool,
          3500 Fell Road                              100.0%         $206.50                               shuffleboard, bocci and
          Melbourne, Brevard County, Florida                                                               putting green.
------------------------------------------------------------------------------------------------------------------------------------
    4     Lakewood Village                            328/340        $343.50 to     Water, sewer, basic    Clubhouse, pool, exercise
          3245 South Babcock Street                    96.5%         $368.50        cable television and   room, executive golf
          Melbourne, Brevard County, Florida                                        trash collection.      course and shuffleboard.
------------------------------------------------------------------------------------------------------------------------------------
  Subj.   Village Glen                                137/143        $277.00 to     Trash collection and   Clubhouse, pool and
          1825 Marywood Road                           95.8%         $282.00        irrigation water.      laundry.
          Melbourne, Brevard County, Florida
====================================================================================================================================

                      [RENT COMPARABLES MAP APPEARS HERE]

LAND AND SITE IMPROVEMENTS
--------------------------

    The subject site is a rectangular shaped parcel of land containing approximately 27.41 acres of gross area. The site is presently developed with 143 manufactured housing spaces. The tract is generally level and at street grade and drainage of the tract appears adequate. We observed no obvious adverse soil or subsoil conditions during the physical inspection of the site.

    Utility services connected and in service on the date of valuation include the following:

     Sanitary Sewer:     City of Melbourne.
     --------------

     Storm Sewer:        On site drainage system.
     -----------

     Water:              City of Melbourne.
     -----

     Telephone:          BellSouth
     ---------

     Electric:           Florida Power and Light
     --------

     Ingress to and egress from the subject community is via Marywood Road, north of Aurora Road. The individual lots, in the community, are accessed by roadways, which are laid-out in a grid pattern, maximizing the use of the site, typical of manufactured housing communities. Roadway improvements include:

     Street-bed:         Marywood Road is an asphalt paved two-lane roadway. The
     ----------          streets in the community are asphalt-paved roadways and
                         are 24-foot wide right-of-ways.

     Curb:               Marywood Road does not have concrete curbs.  The
     ----                community streets do not have curbs.

     Sidewalk:           Marywood Road does not have concrete sidewalks.  The
     --------            community streets do not have sidewalks.

     Streetlights:       There are pole mounted lights along Marywood Road and
     ------------        throughout the community.


     Landscaping:        Grass and planted areas found throughout the site.
     -----------

Land and Site Improvements                                                    36

     Arrangements between the subject ownership and municipal and/or public utility authorities for the connection of telephone and electricity are presumed to exist, although neither a plan specifically identifying the location of all underground lines nor contracts providing for their installation were provided to us.

Encumbrances
------------

     Our review of the deed, county property records and survey did not reveal any adverse or potentially adverse interests, which would affect the utility of the subject property. Specifically, there are no recorded or otherwise known liens, defects in title or adverse easements. Additionally, there are no rent controls in effect in Brevard County.

Easements
---------

     Standard utility easements for electricity and telephone are assumed to exist. No other easements were identified to us.

Encroachments
-------------

     There were no obvious encroachments observed during the inspection of the subject and neighboring properties.

Environmental
-------------

  There were no obvious areas of contamination on or about the subject site. We are not qualified in environmental hazards and, therefore recommend an audit be performed.

Functional Utility
------------------

     The site, which is rectangular in shape and contains approximately 27.41 acres, is large enough to accommodate building improvements and roadways as well as recreational amenities and green areas. The site is considered functional for various residential development scenarios. The existing development as a 143-space manufactured housing community with an overall density of approximately 5.22 spaces per acre is within modern standards. The site is considered functional for use as a manufactured housing community.

IMPROVEMENT DESCRIPTION
-----------------------

     The subject is improved with 143 manufactured housing spaces. The lots in the community are arranged along streets laid out in a grid pattern taking advantage of the rectangular shape of the site. The streets have been configured to maximize the available number of spaces. The individual manufactured housing lots in the community vary slightly in size averaging approximately 5,000 square feet. The density of the property is equal to 5.22 dwelling units per acre.

     The common area amenities include a clubhouse and swimming pool. The clubhouse contains approximately 3,100 square feet of area and has been partitioned into the main hall/multipurpose room, restrooms, kitchen, laundry and the park office. The interior construction consists of painted or papered drywall walls and ceilings. The flooring finish is vinyl tile. There are flush mounted fluorescent light fixtures and ceiling fans. Adjacent to the clubhouse is a patio and the pool area.

     We have not estimated a separate value for these amenities, or equipment, as they are standard items found at most manufactured housing communities. These amenities are typical for a community of this type, age, size and location, and are adequate and functional in use.

Age and Condition
-----------------

     According to the owner, the community was developed in 1974. The subject is approximately 26 years old. The common areas, streets, amenities and individual mobile homes were observed to be in good overall condition. Overall, the subject improvements are estimated to be effectively 15 years old and were observed to be in good condition.

Improvement Description                                                       38

                    [MOBILE HOME PARK LAYOUT APPEARS HERE]

                            Site Layout-Village Glen

OWNERSHIP AND PROPERTY HISTORY
------------------------------

     The ownership of the subject, as recorded in the Official Records of Brevard County, Florida, is in the name of Windsor Park Properties, 7. The property was purchased by the current owners in October 1995 for $2,500,000 as is evidenced by the Special Warranty Deed recorded in Official Record Book 3509 on Page 3644. This indicates a price per space of $17,483. There have been no other significant transactions involving the subject property within the past five years.

OCCUPANCY
---------

     The property is currently occupied by a 143-space manufactured housing community, known as Village Glen. There are six vacant manufactured housing spaces of the 143 total spaces. The physical occupancy is 95.8%. All of the spaces will accommodate multi-sectional homes. In addition to the physical vacancy the manager occupies one space rent free resulting in an economic occupancy of 136 spaces. The economic vacancy of the manufactured housing spaces is 7 spaces or 4.9%.

     The community is governed, as required by law, by a prospectus. Annual increases in the rental rates are governed by the prospectus, contained in the Addenda to this report. The current rents at the subject range from $277.00 to $282.00 per month. The rents were increased by $10.00 per site per month, effective January 1, 2000.

     Our analysis does not incorporate any value attributable to any community owned models as these units are considered personal property, not a portion of the real estate. Likewise, we have incorporated no income attributable to the sale of homes in our analysis.

ZONING AND OTHER LAND USE CONTROLS
----------------------------------

     The subject property is located in an unincorporated area of Brevard County and is zoned TR-3, Mobile Home Parks according to the Brevard County zoning ordinance. The land use classification (Residential) allows for a density of up to 12 dwelling units per acre.

     The subject is a considered a legal, non-conforming use of the site by design. This is due to the community not meeting today's design standards.

Concurrency
-----------

     Based on the present configuration of the subject, it is in conformance with the approved comprehensive plan filed by Brevard County. Therefore, concurrency is not an issue.

Zoning And Other Land Use Controls                                            40

Flood Hazard
------------

     Brevard County is a participant in the Federal Emergency Management Agency
(FEMA) system. According to Flood Map Community Number 12009C, Panel 0439 E, dated April 3, 1989, the subject property is located in FEMA designated "A" and "X" zones. The "A" zone covers approximately the eastern quarter of the community. An "A" zone is defined as a "special flood hazard area where no base flood elevations are provided". An "X" zone is defined as "an area of minimal to moderate flood hazard usually depicted on Flood Insurance Rate Maps as being above the base flood elevations".

ASSESSMENT AND TAXES
--------------------

     The subject is identified in the Brevard County records under Parcel Number 27-361401-57. According to the records at the Brevard County Property Appraiser's Office, the current (1999) assessed value of the subject totals $1,925,000. In comparison to our opinion of the market value the subject is under assessed. Under assessment is common for manufactured home communities, because much of the value can be attributed to the entrepreneurial skill in acquiring the land and filling the community. In our discussions with the Brevard County Property Appraiser's Office, it has been noted that properties are not re-assessed upon sale in Brevard County. Rather, all properties are re-assessed every two to three years and any sale will be factored in to the assessment of each property type. The subject was re-assessed in 1999 and will probably be re-assessed in 2001 or 2002. The Prospectus allows for the pass through of additional ad valorem taxes to the residents.

     Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Florida, properties are assessed at 100% of the market value, as required by Florida Statute, Chapter 192.042. Properties are reassessed annually and equitability of assessments is not a basis for assessment in the state of Florida. Taxes are due and payable on the first day of the year, although tax bills are issued in arrears. Discounts up to 4% of the total bill are available for early payment and taxes become delinquent after March 31. Discussions with owners of investment real estate and manufactured home communities have revealed that "early" payment of real estate taxes is a common practice. Additionally, prudent management would also dictate the payment of real estate taxes to take advantage of any discounts offered. All tax amounts are current.

     Historically, the actual taxes have varied over the last three years. The table on the following page illustrates the actual taxes and assessments over the last three years.

Assessment And Taxes                                                          41

                                Historical Taxes

             =========================================
             Tax Year    Assessment            Taxes
             -----------------------------------------
               1999      $1,925,000         $60,378.21
             -----------------------------------------
               1998      $1,800,000         $55,247.11
             -----------------------------------------
               1997      $1,800,000         $55,670.11
             =========================================

     Based on the historical taxes we expect the real estate taxes to increase slightly in the future. We have the estimated 2000 tax liability to be $60,982. We have applied the available early payment discount for November 1999 and our estimate of total taxes is $58,543. From this amount we have deducted the solid waste fee, which is included in the tax bill. This amounted to $21,019 for 1997 and 1998 and decreased to $16,321 in 1999. Deducting the solid waste fee (1999 amount) results in a net tax amount of $42,221.

MARKETABILITY AND EXPOSURE PERIOD
---------------------------------

     The subject as discussed in the Neighborhood Analysis, and Manufactured Home Community Market Overview sections of this report is competitive and marketable with other properties in the marketplace.

     There are typically four classes of purchasers attracted to this type of development. The first are the tenants/residents of the community, purchasing on a cooperative or condominium basis to reduce rental rates. The second class of purchaser would be the single owner/operator who purchases a community as an income and investment vehicle. Third would be the "traditional" manufactured home community owner/developer who views the community as a safe, long term investment. Finally, there is the institutional investor or syndicate (REIT) which owns several large manufactured housing communities on a statewide/nationwide basis.

     Due to the stability of manufactured home community investments, the REIT investors have been a major player in the marketplace. REIT investors have bid down capitalization rates for new, large communities. Resident groups have also increased demand for manufactured home community investments. According to our banking sources, resident groups are able to borrow money at debt coverage ratios as low as 1.0 to 1. The banks view resident group loans as good quality with minimum risk. Typical payback periods range between five and eight years.

     Discussions with large institutional manufactured home community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured housing communities should "be under contract" within a six to eight month period in today's market. However, our research has also revealed that very few communities are "listed" for sale and that for the most part brokers solicit owners for buyers.

     Our discussions further indicated that institutional investors required a minimum of 200 spaces, and pricing would reflect an 8.50% to 9.50% overall capitalization rate requirement for senior communities. Family communities typically reflect higher capitalization rates due to a less stable occupancy base. Pricing is established by processing gross income, reduced by a 2% to 3% vacancy and credit loss factor with expenses of 35% of effective gross income. An additional capital charge of 3% to 5%, based on overall condition, is deducted to arrive at a net operating income (NOI). This criteria is generally the most restrictive pricing, as other investors will tend to accept lower expense ratios (30%), no capital charges and a lower overall rate.

     In late summer 1998, commercial mortgage backed securities (CMBS) lenders restructured their pricing for long term fixed rate loans. These loans had historically been priced based on an interest rate spread above Treasury Securities. The secondary market for these loans became illiquid and lenders were unable to sell the loans profitably. Consequently, although interest rates on Treasuries have fallen, the interest rates on securitized loans have increased. Prior to this increase, interest rate spreads were available lower than 150 basis points over the 10-

Marketability and Exposure Period                                             43

year Treasuries. Since the fall, spreads have increased to the low 200 basis point range for manufactured housing communities.

     Interest rates are low and financial institutions are again willing to lend money for existing real estate projects with good occupancies. The presence of life insurance companies and conduit programs has made the financing of manufactured housing communities a very competitive business. The insurance companies and conduit programs will lend on a non-recourse basis, with terms ranging from 10 to 20 years.

     On the basis of the preceding analysis, the subject would be attractive to all but the institutional investor. In our opinion, the exposure period for the subject would be within the range indicated by the industry participants, and we estimate an exposure period of six months.

                               VALUATION SECTION

HIGHEST AND BEST USE
--------------------

     Highest and Best Use may be defined as:

          "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability."/4/

     The highest and best use of a specific parcel of land does not depend on subjective analysis; rather, the competitive forces in the market shape it. The analysis and interpretation of highest and best use is an economic study of the market forces on the subject.

     Market forces also shape market value. The data collected and analyzed to estimate property value is also used to formulate an opinion of the property's highest and best use as of the effective date of the appraisal. In all valuation assignments, value estimates are based on use. The highest and best use of a property provides the foundation for an investigation of the competitive positions of buyers and sellers in the marketplace, and can be described as the foundation on which market value rests. Without interaction in the marketplace, highest and best use would not exist and market value estimations would be impossible.

     When potential buyers contemplate purchasing real estate for personal use or occupancy, their principal motivations are perceived benefits of enhanced enjoyment, prestige, and privacy. Purchasers of investment property are frequently motivated by the promise of net income or capital accumulation and certain tax advantages. These investors are more directly concerned with feasibility, an indication that a project has a reasonable likelihood of satisfying their specific objectives.

     Analysis of the highest and best use of: 1) the land as though vacant, and
2) the property as improved, is essential in the valuation process. Through highest and best use analysis, we attempt to interpret the market forces that influence the subject property and identify the use on which the final value estimate will be based. This determination is based on the analysis and interpretation of market conditions, the trends affecting the buyers and sellers in the marketplace, and the existing use of the subject. The highest and best use of the land, as though vacant and the property as improved, must meet four criteria.

/4/ The Appraisal Institute, The Dictionary of Real Estate Appraisal, 3d ed. (Chicago, Illinois: The Appraisal Institute, 1993), Page 170.

Highest and Best Use                                                          46

     Analyzing the highest and best use of the land as though vacant serves two functions. First, it helps identify comparable properties, which should have highest and best uses of the land as though vacant, similar to that of the subject property. The second reason is to identify the use that would produce maximum income to the land after property income is allocated to the improvements. In the Cost Approach and some income capitalization techniques, a separate value estimate of the land is required. Estimating the land's highest and best use as though vacant becomes the necessary part of deriving a land value estimate.

     There are also reasons to analyze the highest and best use of the property as improved. The first is to help identify comparable properties that should have the same or similar highest and best uses as the improved subject property. The second is to decide whether the improvements should be demolished, renovated or retained in their present condition. They should be retained as long as they have some marketable value and the return from the property exceeds the return that would be realized by a new use, after deducting the costs of demolishing the old building and constructing a new one. Identification of the existing property's most profitable use is crucial to this determination.

     The highest and best use of both the land as though vacant and the property as improved must meet four criteria. The highest and best use must be:

     1.   Legally Permissible
     2.   Physically Possible
     3.   Financially Feasible
     4.   Maximally Productive

     These criteria are usually considered sequentially; a use may be financially feasible, but this is irrelevant if it is physically impossible or legally prohibited. Only when there is a reasonable possibility that one of the prior, unacceptable conditions can be changed is it appropriate to proceed with the analysis. If, for example, current zoning does not permit a potential highest and best use, but there is a possibility that the zoning can be changed, the proposed use can be considered on that basis.

Legally Permissible
-------------------

     Legal restrictions, as they apply to the subject property, are of two types, i.e., private restrictions (deed restrictions, easements, etc.) and public restrictions (zoning, building codes, environmental regulations and historic district controls, etc.). These latter restrictions must be investigated, to the best of our ability, because they may preclude many potential highest and best uses.

     No information regarding private restrictions affecting the subject was uncovered in our research or provided by the client. It is assumed that only common restrictions, such as utility easements, are in-place, which would not be of any significant consequence to the development

Highest and Best Use                                                          47

of the site.

     The subject is an approved Manufactured Housing Community by the Brevard County Planning and Zoning Department. As discussed in the Zoning and Other Land Use Controls Section of this report, the property, as developed, is a legal non-conforming use of the land and concurrency is not an issue.

Physically Possible
-------------------

     The second constraint imposed on the possible use of the property is that dictated by the physical aspects of the site itself. Size, shape and terrain of the parcel of land affect the uses to which it can be developed. The utility of the parcel may depend on its frontage and depth. Also considered are the capacity and availability of public utilities. When a site's topography or subsoil conditions make development restrictive or costly, its potential use is adversely affected. Generally, the larger the site, the greater the potential for achieving economies of scale or flexibility in development.

     The highest and best use of a property as improved also depends on physical considerations such as size, design and condition. The condition of the property and its ability to continue in its current use are also relevant.

     The subject site is rectangular in shape and contains a total area of 27.41 acres. The site is generally level and has adequate access frontage along the east side of Marywood Road, within one mile northeast of Interstate 95. The size and shape of the site does not restrict maximum flexibility and development, and the subject's development has made an adequate use of the site as indicated by its density of approximately 5.22 spaces per acre. The subject meets the physically possible criteria of this analysis.

Financially Feasible
--------------------

     After determining which uses are physically possible and legally permissible, we have eliminated many uses from consideration. Then the uses that meet the first two criteria are analyzed further to determine which are likely to produce an income, or return, equal to or greater than the amount needed to satisfy operating expenses, financial obligations and capital amortization. All uses that are expected to produce a positive return are regarded as financially feasible.

     To determine financial feasibility, we then estimate the future gross income that can be expected from each logical use. Vacancy and collection losses and operating expenses are then subtracted from each gross income to obtain the likely net operating income (NOI) from each use. A rate of return on the invested capital can then be calculated for each use. If the net revenue capable of being generated is enough to satisfy the required rate of return on investment and provide a return on the land, the use is financially feasible within some price limit.

Highest and Best Use                                                          48

Maximally Productive
--------------------

     Of the financially feasible uses, the use that produces the highest price, or value, consistent with the rate of return warranted by the market for that use is the highest and best use. To determine the highest and best use of land as though vacant, the same rate of return is often used to capitalize income streams from different uses into their respective values. This procedure is appropriate if all competing uses have similar risk characteristics. If not, differing rates of return would be required. The use that produces the highest value is the highest and best use.

     To test the highest and best use of land as though vacant or a property as improved, an appraiser analyzes all logical, feasible alternatives. The market usually limits the number of property uses to a few logical choices. Each alternative use must first meet the tests of physical possibility and legal permissibility. The uses that meet the first two tests are then analyzed to ascertain how many financially feasible alternatives must be considered.

     An appraiser must exercise caution in performing market analysis to support an estimate of highest and best use. Although a given site may be particularly well suited for a specific use, there may be a number of other sites that are also well suited, and some may be better suited. Therefore, the appraiser must test the highest and best conclusion to ensure that existing and potential competition from other sites has been fully recognized.

Highest and Best Use - Vacant Land
----------------------------------

     In determining the highest and best use of the site as vacant, the most restrictive constraint is the legal use of the site. As stated above and in the Zoning and Other Land Use Controls section of this report, the subject is a legal, non-conforming use of the site.

     We have also noted that approximately 1/4 of the manufactured housing communities have over 100 spaces in Brevard County. Due to the non-availability of space for immediate development, restrictive governmental impact fees and a lack of financing for speculative projects, it is unlikely that there will be speculative manufactured housing community development in the foreseeable future.

     Current trends in the manufactured housing sales would preclude the development of a manufactured housing community until such time as the market has improved. In our opinion, the highest and best use of the site, as if vacant and available for development, would be to hold the property for future sale as the market trends might predicate.

Highest and Best Use                                                          49

Highest and Best Use - As Improved
----------------------------------

     The site is currently improved with a 143-space age restricted manufactured housing community. The use of the site is a legally permissible use under the current zoning. The subject property has been in existence as a manufactured housing community since 1974.

     The improvements are well situated on the site. The site has excellent access from Marywood Road. The amenities for this size and type of improvement are within normal standards. The use of the site is physically possible. Demand for manufactured housing in this area is evident. As evidenced in the Income Capitalization Approach, the property is capable of providing an acceptable return to an owner, demonstrating the financial feasibility of the subject property.

     The property, as currently improved, is physically possible, legally permissible, financially feasible and maximally productive. Therefore, in our opinion, the highest and best use of the property as improved is its current use as a 143-space age restricted manufactured housing community.

VALUATION PROCESS
-----------------

     There are three recognized approaches to the valuation of real property:
Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject property, we have considered the positive and negative aspects of each approach for this specific assignment.

     The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

     In the analysis of a stabilized manufactured housing community, investors are primarily concerned with cash flow to service any debt and the equity positions. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of homes by offering low site rents, an investor would not be willing to compensate a seller for any more than the income to be received. The Cost Approach was not utilized due to the subjectivity of depreciation and entrepreneurial profit estimates.

     A number of positive and negative factors were believed to affect the overall value of the subject. On the positive side, the following were considered.

     1.   The subject is well located in regard to the area amenities.

     2.   The subject is well kept and has a high-grade amenity package.

     Partially offsetting the positive influences are negative factors among which the following was considered the most pertinent:

     1.   The market is competitive, with shipments down from the 1980's levels.

     With the above factors in mind, the Income Capitalization Comparison and Sales Comparison Approaches will now be discussed in detail on the following pages.

INCOME CAPITALIZATION APPROACH
------------------------------

     As an introduction to the analysis of the subject, it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

     From the standpoint of a seller, maximum price is of course an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

     The purchasers of investment realty naturally prefer to pay a minimum price subject to terms. Within the goal of price minimization purchasers seek:

     1. Cash flow relative to capital investment measured either on a pre-income tax or post-income tax basis.

     2.   Minimal capital investment to permit leverage.

     3.   Equity build-up through mortgage amortization.

     4.   Sheltered income through accumulation of book depreciation.

     5.   Capital accumulation through market appreciation.

     The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. The location, size, tenant mix, age, absence or presence of long term leases, assignability of existing debt, condition of the facilities, level of occupancy, quality of management, and other related factors are among the criteria affecting the marketability of an income-producing property.

     The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the property. The estimate of net operating income is derived through a process of estimating the total potential gross income (PGI) from lot rentals, less a vacancy and credit loss factor, added to an estimate of income from other sources. The result is an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

     In our estimate of the stabilized net operating income, we have considered the subject's current rent, expense levels and historical trends. We have also considered the current rent and expenses at manufactured home communities similar to the subject, as limited by the existing Prospectus and rental agreement.

Income Capitalization Approach                                                52

     The subject's historical income and expenses for 1997, 1998 and 1999 have been presented, in the table, on the following page. Although the reported expenses do not appear unreasonable, we have also relied on market comparables. Current income and expense information for three comparable age-restricted manufactured home communities has also been presented in this section.

     The data on the tables has been arrayed to display the "percent of total income" and "dollar per space" figures, consistent with industry reporting practices. We have combined some of the owners expense categories for purposes of comparison.

     Our analysis of each component of income, vacancy and credit loss and expenses follows these tables, and has been summarized in the Reconstructed Operating Statement found on a following page.


===========================================================================================================================

                                       Village Glen - Historical Income and Expenses

                                    Pct. of      $ Per              Pct. of     $ Per                 Pct. of      $ Per
                          1997      Income       Space      1998    Income      Space        1999     Income       Space
---------------------------------------------------------------------------------------------------------------------------
Income:
Rents                   $408,010    99.36%    $2,853.22   $426,097   99.48%   $2,979.70    $442,232    99.57%     $3,092.53
Miscellaneous/Other        2,637     0.64%        18.44      2,227    0.52%       15.57       1,898     0.43%         13.27
                        ---------------------------------------------------------------------------------------------------
Total Income            $410,647   100.00%    $2,871.66   $428,324  100.00%   $2,995.27    $444,130   100.00%     $3,105.80

Expenses:
Insurance               $  4,019     0.98%    $   28.10   $  2,670    0.62%   $   18.67    $  2,964     0.67%     $   20.73
Office/Administration     32,752     7.98%       229.03     27,447    6.41%      191.94      25,901     5.83%        181.13
Maintenance & Repairs      9,493     2.31%        66.38     13,396    3.13%       93.68      18,367     4.14%        128.44
Management Expense        20,423     4.97%       142.82     21,376    4.99%      149.48      22,206     5.00%        155.29
Wages & Benefits          30,186     7.35%       211.09     35,791    8.36%      250.29      37,726     8.49%        263.82
Property Taxes            27,000     6.57%       188.81     27,810    6.49%      194.48      34,803     7.84%        243.38
Utilities                 30,470     7.42%       213.08     30,628    7.15%      214.18      29,770     6.70%        208.18
                        ---------------------------------------------------------------------------------------------------
Total Expenses          $154,343    37.59%    $1,079.32   $159,118   37.15%   $1,112.71    $171,737    38.67%     $1,200.96

Net Operating Income    $256,304    62.41%    $1,792.34   $269,206   62.85%   $1,882.56    $272,393    61.33%     $1,904.85
===========================================================================================================================

Income Capitalization Approach                                                54

Income Analysis
---------------

     The general practice in the local market is to charge a base lot rent on a monthly basis. The base lot rate may, or may not include such services as water, sewer, trash collection and lawn mowing. The higher base lot rents typically include more services. The base lot rents typically generate between 90% and 99% of the total income in a manufactured home community. At the subject, lawn mowing is included in the monthly lot rent. As previously discussed, based on the market rent range, we are of the opinion that the subject rent structure is within the market range for comparable properties.

Potential Gross Income
----------------------

     As any potential purchaser would incorporate a one-year forecast of potential gross income at the existing rent levels, our analysis must, and has, also account for this. In our forecast of total rental income, we have projected 12 months at the current rent levels, based on the current rent roll. The total potential gross income from lot rentals is $477,852. The manufactured home lot rent rate averages $278.47 per month.

Vacancy and Credit Loss
-----------------------

     Vacancy and credit loss is typically a very small percentage in an established community, due primarily to the high cost of relocating homes. The community is 95.8% physically occupied. As of the date of inspection, there were six vacant spaces and one occupied by the community manager. The economic vacancy of the manufactured home sites at the subject is currently 4.9 %. In addition to the vacancy, a small percentage for credit loss is appropriate. We have estimated stabilized vacancy and credit loss for the manufactured home spaces at 6.0% to account for both physical and economic vacancy and credit loss. Total vacancy and credit loss has been estimated to be $28,671. The effective gross income from rentals is estimated to be $449,181.

Miscellaneous Income
--------------------

     Miscellaneous income, at the subject, is derived from late check charges and similar fees. Historically this amount has ranged from $13.27 to $18.44 per space, varying annually. Based on the historical financials we have estimated this amount at $15.00 per space, equal to $2,145 annually.

                                                                              55
Income Capitalization Approach


Effective Gross Income
----------------------

     Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated income losses due to any tenant changes, added to any additional income from miscellaneous sources. Our estimate of the stabilized effective gross income follows:



          ===========================================================

                                   Village Glen
                               Effective Gross Income

          ===========================================================
          Income:

                     Monthly   Number   Monthly
          Spaces      Rent     Months    Total             Annualized
          -----------------------------------------------------------
            101      $ 277.00    12    $ 27,977            $ 335,724
             42      $ 282.00    12      11,844              142,128
          -----------------------------------------------------------
          Gross Potential Rental Income                    $ 477,852

          Less:
            Vacancy & Credit Loss                   6.0%     (28,671)
                                                           ---------
          Effective Gross Income From Rentals              $ 449,181

          Miscellaneous/Other Income (per space)  $15.00       2,145
                                                           ---------

          Effective Gross Income                           $ 451,326
          ===========================================================



Operating Expense Analysis
--------------------------

     The following discussion addresses each of the line item expenses for the property. We have presented the 1997, 1998 and 1999 accounts together with the comparable expense data, followed by our stabilized estimate of the expense. The comparable expense information has been obtained from a number of reliable sources and we have presented it in a summary form, on the following page, to maintain confidentiality.

====================================================================================================================================

                                                           Manufactured Housing Community Comparable Operations

                                               Pct. of    $ Per                 Pct. of     $ Per                 Pct. of     $ Per
Spaces                                176      Income     Space        130      Income      Space         207     Income      Space
------------------------------------------------------------------------------------------------------------------------------------
Income:
Rents                              $206,695   100.00%   $1,174.40    $341,763    99.44%   $2,628.95    $689,020   98.55%   $3,328.60
Miscellaneous/Other                       0     0.00%        0.00       1,923     0.56%       14.79      10,161    1.45%       49.09
                                   -------------------------------------------------------------------------------------------------
Total Income                       $206,695   100.00%   $1,174.40    $343,686   100.00%   $2,643.74    $699,181  100.00%   $3,377.69

Expenses:
Insurance                          $  5,014     2.43%   $   28.49    $  2,848     0.83%   $   21.91      $8,707    1.25%      $42.06
Office/Administration                10,343     5.00%       58.77       9,264     2.70%       71.26      13,029    1.86%       62.94
Maintenance & Repairs                 7,533     3.64%       42.80      21,766     6.33%      167.43      49,275    7.05%      238.04
Management Expense                        0     0.00%        0.00           0     0.00%        0.00      16,168    2.31%       78.11
Wages & Benefits                     13,254     6.41%       75.31      40,235    11.71%      309.50      38,059    5.44%      183.86
Property Taxes                       15,679     7.59%       89.09      23,005     6.69%      176.96      61,933    8.86%      299.19
Utilities                            31,009    15.00%      176.19      57,397    16.70%      441.52      56,120    8.03%      271.11
                                   -------------------------------------------------------------------------------------------------
Total Expenses                     $ 82,832    40.07%   $  470.64    $154,515    44.96%   $1,188.58    $243,291   34.80%   $1,175.32

Net Operating Income               $123,863    59.93%   $  703.77    $189,171    55.04%   $1,455.16    $455,890   65.20%   $2,202.37
====================================================================================================================================

Income Capitalization Approach                                                57

     Insurance charges are property specific based on the location of the property and the amenity package. Insurance charges have varied over the last three-year period. Insurance costs have ranged from $18.67 per space in 1998 to $28.10 per space in 1997. The 1999 amount was $20.73 per space. The comparable expense data indicated a range from $21.91 to $42.06 per space. We have used $20.00 per space based on the historical amounts, which is $2,860 annually.


                                   Insurance

===========================================================================================================
                   1997          1998          1999        Comp         Comp         Comp       Stabilized
                                                             1            2            3         Estimate
-----------------------------------------------------------------------------------------------------------
Total             $4,019        $2,670        $2,964       $5,014       $2,848       $8,707        $2,860
-----------------------------------------------------------------------------------------------------------
% EGI               0.98%         0.62%         0.67%        2.43%        0.83%        1.25%         0.62%
-----------------------------------------------------------------------------------------------------------
$/Space           $28.10        $18.67        $20.73       $28.49       $21.91       $42.06        $20.00
===========================================================================================================

          Office/Administrative expense is project specific due to varying classifications of expense categories. At the subject, this expense includes the costs associated with the operation of the office, such as telephone, supplies, licenses, dues and subscriptions and advertising expenses. We have attempted to include like items in this category for both the subject and the expense comparables. The expense comparables indicated a range for this category from $58.77 to $71.26 per space. The historical data has decreased annually over the last three years and was above the range of the comparable expenses. We have placed greatest reliance on the historical data weighed by the comparable data, estimating administrative expense at $170.00 per space or $24,310 per year.


                             Office/Administration

===========================================================================================================
                   1997          1998          1999        Comp         Comp         Comp       Stabilized
                                                             1            2            3         Estimate
-----------------------------------------------------------------------------------------------------------
Total            $32,752       $27,447       $25,901      $10,343       $9,264      $13,029       $24,310
-----------------------------------------------------------------------------------------------------------
% EGI               7.98%         6.41%         5.83%        5.00%        2.70%        1.86%         5.39%
-----------------------------------------------------------------------------------------------------------
$/Space          $229.03       $191.94       $181.13      $ 58.77       $71.26      $ 62.94       $170.00
===========================================================================================================

Income Capitalization Approach                                                58

     Maintenance and Repairs expense is project specific based on the age and condition of the property. Many properties expense capital items rather than capitalizing them. This can result in abnormal spikes in the expense amounts in certain years.

     Historically, maintenance and repair expenses have increased from $66.38 per space in 1997 to $128.44 per space in 1999. Our inspection revealed the property to be in good overall condition, with no items of deferred maintenance noted.

     The expense comparables indicate a wider range of expense in this category from $42.80 per space (Comparable Number 1), to $238.04 per space (Comparable Number 3). Our stabilized estimate of this expense is $100.00 per space or $14,300 annually, based on the historical data weighed by the comparable data.

                            Maintenance and Repairs

============================================================================================================
                   1997          1998          1999         Comp         Comp         Comp      Stabilized
                                                              1            2            3        Estimate
------------------------------------------------------------------------------------------------------------
Total             $9,493       $13,396       $18,367       $7,533      $21,766      $49,275        $14,300
------------------------------------------------------------------------------------------------------------
% EGI               2.31%         3.13%         4.14%        3.64%        6.33%        7.05%          3.17%
------------------------------------------------------------------------------------------------------------
$/Space           $66.38       $ 93.68       $128.44       $42.80      $167.43      $238.04        $100.00
============================================================================================================


     Management Fee has historically ranged from 4.97% to 5.00% of effective gross income at the subject. Management expense was charged at one of the three comparables and amounted to 2.31%, for Comparable Number Three. The overall market range for management fees was found to range from approximately 3.0% to 5.0%.

      We have estimated a fee of 5.0% of effective gross income, considered adequate for the management of a property of this size, in this location. Applying this percentage to the Effective Gross Income Estimate produces an annual amount of $22,566 or $157.81 per space per year.

Income Capitalization Approach                                                59

     Wages and Benefits expense has increased annually ranging from $211.09 per space in 1997, to $263.82 per space in 1999. The comparable data indicated a wider range from $75.31 per space for Comparable Number One to $309.50 per space for Comparable Number Two.

     This category includes all of the costs associated with the staffing including payroll and payroll taxes and any health and/or life insurance benefits. The manager would typically receive a rent-free home and this is the case at the subject property. Our estimate of this expense has been based on the historical amounts weighed by the comparable data. Our estimate of $39,325 annually is the equivalent of $275.00 per space or 8.71% of the Effective Gross Income estimate.

                              Wages and Benefits

==============================================================================================================
                  1997           1998          1999        Comp         Comp          Comp      Stabilized
                                                             1            2             3        Estimate
--------------------------------------------------------------------------------------------------------------
Total           $30,186        $35,791       $37,726      $13,254      $40,235       $38,059       $39,325
--------------------------------------------------------------------------------------------------------------
% EGI              7.35%          8.36%         8.49%        6.41%       11.71%         5.44%         8.71%
--------------------------------------------------------------------------------------------------------------
$/Space         $211.09        $250.29       $263.82      $ 75.31      $309.50       $183.86       $275.00
==============================================================================================================

     Property Taxes represent the annual real estate tax liability of the property. This category is project specific due to location and taxing authority. We have not used the expense comparables for the estimate this expense.

     In our analysis, we have relied on the historical tax data as presented and discussed in the Assessment and Taxes section of this report. Our stabilized estimate of the owner's annual property tax liability is $42,221, corresponding to the forecast November 2000 amount. This is equivalent to $295.25 per space or 9.35% of the Effective Gross Income estimate.

Income Capitalization Approach                                                60

     Utilities expense is also project specific, due to the number and type of services which may be included in the rent. In this case, this line item includes trash collection and irrigation water for the residents and the cost of the common area utilities. We have placed greatest reliance on the historical data, as it is the best indicator for this expense at the subject. The expense comparables include some utilities in the lot rents. Historically, this expense has varied slightly each year. We have estimated utilities expense at $210.00 per space or $30,030 annually. This is equivalent to 6.65% of the Effective Gross Income estimate.

                                   Utilities

============================================================================================================
                   1997         1998         1999        Comp         Comp         Comp       Stabilized
                                                            1            2            3        Estimate
------------------------------------------------------------------------------------------------------------
Total            $30,470      $30,628      $29,770      $31,009      $57,397      $56,120        $30,030
------------------------------------------------------------------------------------------------------------
% EGI               7.42%        7.15%        6.70%       15.00%       16.70%        8.03%          6.65%
------------------------------------------------------------------------------------------------------------
$/Space          $213.08      $214.18      $208.18      $176.19      $441.52      $271.11        $210.00
============================================================================================================

     Reserves are not typically accounted for by property owners. This category represents the inclusion of set-asides for major recurring or capital type expenditures experienced periodically by any property. This item is typically accounted for either on a dollar per space ($20.00 to $30.00) or a percentage (0.5% to 1.0%) of effective gross income. We have used $25.00 per space per year, which should be adequate to cover future capital costs. This equates to $3,575 annually.

Income Capitalization Approach                                                61

Expense Summary
---------------

     To summarize, we have estimated the stabilized total operating expenses for the subject to be $179,188. This estimate is equal to 39.70% of the Effective Gross Income (EGI) estimate.

                                Expense Summary

===================================================================================================================
                    1997           1998           1999       Comp          Comp          Comp        Stabilized
                                                               1             2             3          Estimate
-------------------------------------------------------------------------------------------------------------------
Total          $ 154,343      $ 159,118      $ 171,737        $82,832     $ 154,515     $ 243,291      $ 179,188
-------------------------------------------------------------------------------------------------------------------
% EGI              37.59%         37.15%         38.67%         40.07%        44.96%        34.80%         39.70%
-------------------------------------------------------------------------------------------------------------------
$/Space        $1,079.32      $1,112.71      $1,200.96        $470.64     $1,188.58     $1,175.32      $1,253.06
===================================================================================================================

     As shown on the preceding table, expenses have historically represented between 37.15% (1998) and 38.67% (1999) of the Effective Gross Income, and have varied each year. The expense comparables, as summarized above, indicated a wider range between 34.80% (Comparable Number 3) and 44.96% (Comparable Number
2). Our estimate of total expenses is equal to 39.70% of the estimated EGI. It should be noted that the historical expenses had no provision for a reserve for capital expenditures, which we have included in our estimate.

     Our estimate of net operating income is $272,138. We have presented our stabilized estimate of income and expenses on the following page.

Income Capitalization Approach                                                62


================================================================================

                                 Village Glen
                        Stabilized Operating Statement


                                                           % of        $ per
                                               Amount      EGI         Space
================================================================================

Total Effective Gross Income                 $ 451,326   100.00%    $ 3,156.13

Expenses                                     $   2,860     0.63%    $    20.00
Insurance                                       24,310     5.39%        170.00
Office                                          14,300     3.17%        100.00
Maintenance & Repairs                           22,566     5.00%        157.81
Management Expense                              39,325     8.71%        275.00
Wages & Benefits                                42,221     9.35%        295.25
Property Taxes                                  30,030     6.65%        210.00
Utilities                                        3,575     0.79%         25.00
                                            ====================================
Reserves                                     $ 179,188    39.70%    $ 1,253.06
Total Expenses

Net Operating Income                         $ 272,138    60.30%    $ 1,903.06
================================================================================

Income Capitalization Approach                                                63

Capitalization Discussion
-------------------------

     Two alternative methods of valuation are employed in the Income Approach. Direct capitalization is a method of converting net operating income into market value, employing a "capitalization" rate based upon market perimeters. This approach is particularly applicable to properties with a stable income stream, or in cases where income, and consequently value, can be projected to increase at a constant or stable rate.

     An alternative valuation method is yield capitalization, which employs a year-by-year projection of income and expenses, recognizing rent changes and the cost of improvements as they occur. Yield capitalization, also known as Discounted Cash Flow Analysis, is considered most appropriate in the valuation of properties with uneven income streams. Since investors are unwilling to pay for any upside from vacant units, fully developed manufactured home communities are typically valued by direct capitalization, based on existing income.

Direct Capitalization
---------------------

     Direct capitalization of net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured home communities most often utilize this method. This method is the most easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available. Income data was available from all of the comparable sale properties included in this report.

Market Data
-----------

     The comparable sale data shown in the Sales Comparison section of this report indicated an overall capitalization rate between 7.98% and 9.48%. Our analysis of this data indicated a narrow range in overall capitalization rates, which tend to be influenced by the size of the community, its age and condition, occupancy, amenity package and location.

                               Comparable Sales

          =====================================================================
              Sale                   Sale Date                  Overall
              Number                                      Capitalization Rate
          ---------------------------------------------------------------------
                1                      07/98                    8.24%
          ---------------------------------------------------------------------
                2                      07/99                    9.48%
          ---------------------------------------------------------------------
                3                      03/99                    9.27%
          ---------------------------------------------------------------------
                4                      10/98                    8.72%
          ---------------------------------------------------------------------
                5                      08/99                    7.98%
          =====================================================================

     As discussed in the marketability section of this report, our sources indicated that

Income Capitalization Approach                                                64

institutional investors required 8.5% to 9.5% overall capitalization rates for projects in the 200 space range and were the most restrictive in pricing due to stringent criteria. We also found that REIT's were bidding rates down even further. Our information revealed that manufactured home community cooperatives and associations would more likely accept slightly lower overall rates, while the small investor would require a slightly higher rate. We have also discussed the fact that the manufactured home community market in Brevard County is sophisticated and the subject at 143 spaces is one of the mid sized communities in the county.

     The comparable sale data represents recent sales of properties, similar in respects to the subject. Sale Comparable Number One is a sale of a smaller, slightly newer property with similar amenities. Sale Comparable Number Two is a slightly smaller, similar aged property, with similar amenities, located in a more rural area. This sale indicated an overall rate of 9.48%, and represented the top of the indicated range. Sale Comparable Number Three is a larger older property with similar amenities to the subject, located in a more rural area. Sale Comparable Number Four is a sale of a smaller, similar aged property with similar amenities. Sale Comparable Number Five is a sale of a larger, older property with similar amenities.

     Based on the comparison of the sale data to the subject, the overall rate for the subject would likely be in the 8.5% to 9.5% range, as the subject is considered attractive to all investors and interest rates are still low. We have concluded a rate of 9.00%, as the subject is a 143 space, well-occupied community, located in a sophisticated market area. The subject would appeal to a large number of investors.

Debt Coverage Ratio Method
--------------------------

     As an alternative to market-derived overall capitalization rates, we have developed an overall rate through the Debt Coverage Ratio analysis. The parameters for this calculation are summarized below.

     The Debt Coverage Ratio Method of income capitalization essentially measures the risk involved in mortgage lending. Its usefulness to mortgage underwriting takes the form of establishing a degree of safety with a given set of loan terms.

     Mortgage underwriting typically focuses on positive debt coverage, (net operating income/annual mortgage debt service or NOI/ADS), rather than market value, because a negative cash flow, after debt service, may indicate the probability that a mortgage loan could be in jeopardy. Accordingly, if the greatest portion of the property's value is debt capital, as established by the loan-to-value ratio, annual debt coverage in underwriting is a major consideration. The Debt Coverage Ratio method is therefore market based and direct.

     By multiplying this risk factor by the projected mortgage payment requirement an estimate of the required overall rate to satisfy the lender's minimum risk requirements can be derived. The formula for this procedure is: M x f x DCR = R, where;

Income Capitalization Approach                                                65

            M     =       Loan to Value Ratio
            f     =       Mortgage Constant
          DCR     =       Debt Coverage Ratio
            R     =       Overall Rate

     In order to establish the criteria for the development of the Debt Coverage Ratio Method, we have conducted a recent survey of local lenders. The results of our survey have been summarized on the following table.

          ============================================================================
          Contact                             Gene Fogarty          Mike McCoy
          ----------------------------------------------------------------------------
          Bank                                NationsBank          Community Bank
          ----------------------------------------------------------------------------
          Type Of Lender                      Conventional          Conventional
          ----------------------------------------------------------------------------
          Nominal Mortgage Interest Rate     7.25% to 7.50%        7.25% to 7.50%
          ----------------------------------------------------------------------------
          Amortization Period                15 - 30 Years         15 - 30 Years
          ----------------------------------------------------------------------------
          Loan Term                           3 - 7 Years           5 - 10 Years
          ----------------------------------------------------------------------------
          Debt Coverage Ratio                 1.20 - 1.25          1.20 - 1.25
          ----------------------------------------------------------------------------
          Loan To Value Ratio                    75%                  75%
          ============================================================================

     Our survey of local lenders indicated an annual interest rate of 7.50%.

     A mortgage loan would be available at 75% of the market value, based on a 15-year amortization schedule. Based on these criteria the indicated annual interest rate constant is 9.6671%. Additionally, our survey indicated that a minimum debt coverage ratio (DCR) of 1.25 to 1.00 would likely be required for a property similar to the subject. An overall capitalization rate, based on these assumptions, has been developed as shown below.

===================================================================================================
           M                          F                       DCR                        OAR
                         X                         X                          =
  Loan to Value Ratio         Mortgage Constant        Debt Coverage Ratio           Overall  Rate
---------------------------------------------------------------------------------------------------
       0.75                          0.96671                      1.25                  0.090629
---------------------------------------------------------------------------------------------------
     Rounded                                                                              9.1%
===================================================================================================

     The Debt Coverage Ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufacturing housing community investments has increased, alternate sources of financing have become available through insurance companies and

Income Capitalization Approach                                                66

conduit programs.

     The presence of institutional investors in the market and few quality real estate investments has bid down rates on manufactured home communities. Investors have become more creative in their acquisition strategies in order to compete. Therefore, actual transactions in the marketplace better demonstrate investor perceptions of yields on manufactured home community investments.

     The rate developed via the Debt Coverage Ratio method is slightly lower than the rate extracted from the market data, and is considered supportive of the market rate. We have estimated an overall capitalization rate of 9.00% for the subject and capitalized the net income of $272,138. The value conclusion via the income approach is summarized as follows:

                     $272,138    divided by   .0900    =        $3,023,756

                    Rounded to                              $3,000,000

SALES COMPARISON APPROACH
-------------------------

     The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

     1. Only market transactions be weighed, and the data of each transaction be confirmed to the greatest extent possible.

     2. The degree of comparability of each sale to the subject be considered; differences in physical, functional, and economic characteristics be noted; and adjustments for the differences be made.

     3. The value conclusion be consistent with the analysis of the sales data.

     For a conveyance to qualify as a "market transaction", four factors must be present:

     1. The conveyance must be "arm's length"; that is, it must be between two non-related parties.

     2. Neither the buyer nor the seller should have been under compulsion to act.

     3. The property should be available to the class of purchasers best able to utilize the facility.

     4. The price must be expressed in the equivalent of cash, adjusted for any special financing, concessions, or terms.

     For any class of real estate, the market area for comparative data must reflect the area prospective purchasers would consider. Comparability is also a function of the physical character of the asset to be appraised. Classes of real estate in which physical specifications are standardized, or in which scale is small, and/or in which the commodity has achieved uniform market recognition require that the sales data considered closely resemble the subject. As specifications become more complex, as scale increases, and as market recognition declines, the physical similarity of the sales data and the subject tends to decline.

     To judge the degree of comparability that exists between the sales selected for analysis and the subject, several guidelines were applied.

     1. Each sale is in the same market as the subject. To the extent that a market is a meeting place for buyers and sellers of real estate of a given type, the boundaries of the market are set by the participants in merchandising and absorbing competitive properties and are economic not purely physical or geographic.
     2.   Physical characteristics of the subject and comparables are similar.

Sales Comparison Approach                                                     68

     3. The functional adequacy of each sale property and the subject are competitive in terms of the ability of each to support similar functions.

     To draw a conclusion from the analysis of the sales data, a unit of comparison has been selected. The calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of a manufactured home community is the sale price per space. This unit of comparison emphasizes the contribution of the improvements, and the contribution of the land is merged into the unit sale price.

     While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For features that are dissimilar, adjustments have been made leading to an indication of the price at which the subject could be expected to sell. In considering adjustments, relevant factors were considered including:

     1.   Nature of surrounding development.

     2.   Relative size.

     3.   Availability of competing properties.

     4.   Effect of time on selling prices.

     5.   Age and condition of the improvements.

     6.   Amenities and occupancy.

     In our search for comparable sales, we excluded age-restricted communities since they tend to have a less transient occupancy base and typically trade at lower capitalization rates than all age communities. Based on our investigation, the following five sales are the most significant transactions for direct comparison with the subject. All are recent transactions and are indicative of the actions of the manufactured housing community market. Meanwhile, we expanded our sales search geographically in an attempt to provide the most relevant market data to the subject property.

     The sales occurred between July 1998 and August 1999. The properties ranged in size from 110 to 337 spaces. The sale prices, on a per space basis, ranged from $18,846 to $25,519. The Effective Gross Income Multipliers (EGIM) ranged from 5.56 to 7.89 and the indicated overall rates, as previously mentioned, ranged from 7.98% to 9.48%. The following pages detail each of the sales, following which we have presented a summary of the pertinent data.

Sales Comparable Number One                                                   69

Shipp Reck Harbor
1600 Lake Shipp Drive South
Winter Haven, Polk County, Florida

                            [PICTURE APPEARS HERE]

Sale Date:                    July 1998

Property Description
--------------------

Size/Type:                    112-space age-restricted manufactured home community

Utilities:                    All Public

Land Description:             Generally level, irregularly shaped, parcel of land with
                              adequate access. Improved with asphalt paved streets and
                              streetlights.

Improvements/Amenities:       Clubhouse, pool and shuffleboard courts.

Year Built/Condition:         Late 1970's/Good

Sales Comparable Number One                                                   70

Income Data
-----------
Annual Occupancy:             100.0% (112 of 112 spaces)

Average Lot Rent:             $220.00

Effective Gross Income:       310,680

Expenses:                     $108,738 (35.0% of the effective gross income) estimated

Net Income:                   $201,942 / $1,803 per space

Sale Data
---------

Sale Price:                   $2,450,000

Cash Equivalent Price:        $2,450,000

Grantor:                      Orin M. Shell, et al

Grantee:                      Isaac Kelbie, Inc.

Financing Terms:              Purchase Money Mortgage, No effect.

Sales History
 (Past 3 Years):              None noted

Market Exposure:              Unknown

Verification Source:          Confidential

Date:                         September 29, 1998

Comparison Data
---------------

Sale Price/Space:             $21,875

Effective Gross Income
Multiplier (EGIM):            8.24

Overall Capitalization
Rate (OAR):                   7.89

Comments                      The income and expenses were estimated from percentages
                              provided during verification.

========================================================================================================================
  Location            Access           Visibility       Condition       Amenities          Home Quality       Overall
------------------------------------------------------------------------------------------------------------------------
  Similar             Similar          Similar          Similar         Superior           Similar            Similar
========================================================================================================================

Sales Comparable Number Two                                                   71

Hidden Village
3035 66/th/ Avenue North
St. Petersburg, Pinellas County, Florida

                            [PICTURE APPEARS HERE]

Sale Date:                    July 1999

Property Description
--------------------

Size/Type:                    130-space age restricted manufactured housing community

Utilities:                    All Public

Land Description:             Generally level, irregularly shaped, parcel of land with
                              adequate access. Improved with asphalt-paved streets and
                              streetlights.

Improvements/Amenities:       Clubhouse, pool, shuffleboard courts and laundry
                              facilities.

Year Built/Condition:         1973/Good

Sale Comparable Number Two                                                    72

Income Data
-----------
Annual Occupancy:             96.9% (126 of 130)

Average Lot Rent:             $253.29

Effective Gross Income:       $440,560

Expenses:                     $208,372 (47.3% of the effective gross income)

Net Income:                   $232,188/$1,786 per space

Sale Data
---------

Sale Price:                   $2,450,000

Cash Equivalent Price:        $2,450,000

Grantor:                      Wayne C. Rickert

Grantee:                      Home Mobile Home Park

Financing Terms:              Cash to Seller.

Sales History
 (Past 3 Years):              None noted

Verification Source:          Lorraine Leitheiser, Broker

Date:                         November 10, 1999

Comparison Data
---------------

Sale Price/Space:             $18,846

Effective Gross Income
Multiplier (EGIM):            5.56

Overall Capitalization
Rate (OAR):                   9.48%

Comments:                     This sale also included 15 apartments along the front of the community. The financial information reflects the buyer's pro-
                              forma adjusted for a 5% management fee and $25 per space in reserves.

========================================================================================================================
  Location            Access           Visibility       Condition       Amenities          Home Quality       Overall
------------------------------------------------------------------------------------------------------------------------
  Similar             Similar          Similar          Similar         Superior           Similar            Similar
========================================================================================================================

Sale Comparable Number Three                                                  73

Flamingo Shores and Heritage Estates
3275 West U. S. Highway 92
Winter Haven, Polk County, Florida

                            [PICTURE APPEARS HERE]

Sale Date:                    March 1999

Property Description
--------------------

Size/Type:                    206-space age restricted manufactured housing community

Utilities:                    All Public

Land Description:             Generally level, irregularly shaped, parcel of land with
                              adequate access and lake frontage. Improved with asphalt-
                              paved streets and streetlights.

Improvements/Amenities:       Clubhouses, shuffleboard courts, boat slips and docks.

Year Built/Condition:         1959/Good

Sale Comparable Number Three                                                  74

Income Data
-----------
Annual Occupancy:             98.1% (202 of 206 spaces)

Average Lot Rent:             $217.00

Effective Gross Income:       $510,603

Expenses:                     $139,924 (27.4% of the effective gross income)

Net Income:                   $370,679/$1,799 per space

Sale Data
---------

Sale Price:                   $4,000,000

Cash Equivalent Price:        $4,000,000

Grantor:                      Ullrich Enterprises, Inc.

Grantee:                      Corrigan Group Two, L.C.

Financing Terms:              Cash to Seller.

Sales History
 (Past 3 Years):              None noted

Market Exposure:              Unknown

Verification Source:          Bill Corrigan, Buyer

Date:                         June 1999

Comparison Data
---------------

Sale Price/Space:             $19,417

Effective Gross Income
Multiplier (EGIM):            7.83

Overall Capitalization
Rate (OAR):                   9.27%

Comments                      This is a good quality community older than the subject.

========================================================================================================================
  Location            Access           Visibility       Condition        Amenities         Home Quality       Overall
------------------------------------------------------------------------------------------------------------------------
  Similar             Similar          Similar          Similar          Similar           Similar            Similar
========================================================================================================================

Sale Comparable Number Four                                                   75

Tyrone Village
13618 North Florida Avenue
Tampa, Hillsborough County, Florida

                            [PICTURE APPEARS HERE]

Sale Date:                    October 1998

Property Description
--------------------

Size/Type:                    110-space age restricted manufactured housing community

Utilities:                    All Public

Land Description:             Generally level, irregularly shaped 15.84-acre parcel of
                              land with adequate access. Improved with asphalt-paved
                              streets and streetlights.

Improvements/Amenities:       Clubhouse, pool, laundry and shuffleboard courts.

Year Built/Condition:         1974/Good

Sale Comparable Number Four                                                   76

Income Data
-----------
Annual Occupancy:             97.2% (106 of 110 spaces)

Average Lot Rent:             $260.00

Effective Gross Income:       $329,839

Expenses:                     $138,022 (41.85% of the effective gross income)

Net Income:                   $191,817/$1,744 per space

Sale Data
---------

Sale Price:                   $2,200,000

Cash Equivalent Price:        $2,200,000

Grantor:                      Daniel and Catherine Woods

Grantee:                      Tyrone Park, LLC

Financing Terms:              Cash to Seller

Sales History
 (Past 3 Years):              None.

Market Exposure:              Unknown

Verification Source:          Michael Hay, Grantee

Date:                         October 1998

Comparison Data
---------------

Sale Price/Space:             $20,000

Effective Gross Income
Multiplier (EGIM):            6.67

Overall Capitalization
Rate (OAR):                   8.72%

Comments:                     This sale included five rental homes.

========================================================================================================================
  Location            Access           Visibility       Condition       Amenities          Home Quality       Overall
------------------------------------------------------------------------------------------------------------------------
  Similar             Similar          Similar          Similar         Superior           Similar            Similar
========================================================================================================================

Sale Comparable Number Five                                                   77

Gateway Mobile Home Park
10100 Gandy Boulevard
St. Petersburg, Pinellas County, Florida

                            [PICTURE APPEARS HERE]

Sale Date:                    August 1999

Property Description
--------------------

Size/Type:                    337-site age restricted manufactured home community

Utilities:                    All Public

Land Description:             Generally level, irregularly shaped 40.07-acre parcel of
                              land with adequate access. Improved with asphalt-paved
                              streets and streetlights.

Improvements/Amenities:       Clubhouse, pool, laundry and shuffleboard courts.

Year Built/Condition:         1957-1964/Good

Sale Comparable Number Five                                                   78

Income Data
-----------
Annual Occupancy:             98.8% (333 of 337 sites)

Average Lot Rent:             $290.00

Effective Gross Income:       $1,094,711

Expenses:                     $408,412 (37.31% of the effective gross income)

Net Income:                   $686,299/$2,036 per space

Sale Data
---------

Sale Price:                   $8,600,000

Cash Equivalent Price:        $8,600,000

Grantor:                      D. A. Bennett Company.

Grantee:                      RAC Investments, Inc.

Financing Terms:              Cash to Seller

Sales History
 (Past 3 Years):              None.

Market Exposure:              Unknown

Verification Source:          D. A. Bennett, Grantor

Date:                         August 1999

Comparison Data
---------------

Sale Price/Space:             $25,519

Effective Gross Income
Multiplier (EGIM):            7.86

Overall Capitalization
Rate (OAR):                   7.98%

Comments:                     This community was developed in phases, with the newer phase
                              (62 lots) being completed in 1964. Expenses included a management fee and have been adjusted to reflect $25.00 per site reserve.

========================================================================================================================
  Location            Access           Visibility       Condition       Amenities          Home Quality       Overall
------------------------------------------------------------------------------------------------------------------------
  Superior            Similar          Similar          Similar         Inferior           Similar            Similar
========================================================================================================================

                          Summary of Sale Comparables

====================================================================================================================================
  No.                Name/Location                   Sale Price/       Total       Price/       Average       EGIM/       O.A.R
                                                      Sale Date       Spaces/      Space       Lot Rent         %
                                                                     Occupancy                               Expenses

------------------------------------------------------------------------------------------------------------------------------------
   1      Ship Reck Harbor                           $2,450,000         112/      $21,875      $220.00        7.89/       8.24%
          1600 Lake Shipp Drive South                 July 1998       100.0%                                  35.0%
          Winter Haven, Polk County, Florida

------------------------------------------------------------------------------------------------------------------------------------

   2      Hidden Village                             $2,450,000         130/      $18,846      $253.29        5.56/       9.48%
          3035 66/th/ Avenue North                    July 1999        96.9%                                  47.3%
          St. Petersburg, Pinellas County, Florida

------------------------------------------------------------------------------------------------------------------------------------

   3      Flamingo Shores & Heritage Estates         $4,000,000         206/      $19,417      $217.00        7.83/       9.27%
          3275 West U.S. Highway 92                 March 1999        98.1%                                  27.4%
          Winter Haven, Polk County, Florida

------------------------------------------------------------------------------------------------------------------------------------

   4      Tyrone Village                             $2,200,000         110/      $20,000      $260.00        6.67/       8.72%
          13618 North Florida Avenue                October 1998       97.2%                                  41.85%
          Tampa, Hillsborough County, Florida

------------------------------------------------------------------------------------------------------------------------------------

   5      Gateway Mobile Home Park                   $8,600,000         337/      $25,519      $290.00        7.86/       7.98%
          Gandy Boulevard                            August 1999       98.8%                                  37.3%
          St. Petersburg, Pinellas County, Florida

====================================================================================================================================

                      [COMPARABLE SALES MAP APPEARS HERE]

Sales Comparison Approach                                                     81

     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject. The properties, which have been compared to the subject, have been discussed below:

     Sale Comparable Number One is Ship Reck Harbor in Winter Haven, Polk County, Florida. This 112 space rental park sold for $2,450,000 in July 1998. This price equates to a sale price per space of $21,875. Based on an effective gross income of $310,680, the EGIM was 7.89, and the overall rate was 8.24%. This park was 100.0% occupied at the time of sale.

     Sale Comparable Number Two is Hidden Village in St. Petersburg, Pinellas County, Florida. The property has 130 home sites and recently sold for $2,450,000, or $18,846 per space. Based on an effective gross income of $440,560, the EGIM was 5.56. The expenses represented 47.3% of the effective gross income and the indicated capitalization rate was 9.48%. This age restricted community was 96.9% occupied at the time of sale.

     Sale Comparable Number Three is the combined sale of Flamingo Shores and Heritage Estates in Winter Haven, Polk County, Florida. This 206 space age restricted community sold for $4,000,000 in March 1999. This price equates to a sale price per space of $19,417. Based on an effective gross income of $510,603, the EGIM was 7.83, and the overall rate was 9.27%. The parks were 98.1% occupied at the time of sale.

     Sale Comparable Number Four is Tyrone Village Mobile Home Park in Tampa, Hillsborough County, Florida. This 110 space age restricted community sold for $2,200,000 in October 1998. This price equates to a sale price per space of $20,000. Based on an effective gross income of $329,839, the EGIM was 6.67, and the overall rate was 8.72%. This community was 97.2% occupied at the time of sale.

     Sale Comparable Number Five is Gateway Mobile Home Park located in St. Petersburg, Pinellas County, Florida. This 337-site age restricted community sold for $8,600,000 in August 1999. This price equates to a sale price per site of $25,519. Based on an effective gross income of $1,094,711, the EGIM was 7.86, and the overall capitalization rate was 7.98%. This community was 98.8% occupied at the time of sale.

     All of the sales were fee simple transactions, with abnormal financing reflected in the cash equivalent price. There were no abnormal sale conditions known to have occurred and all of the sales represent transactions that have taken place over an eighteen-month period, having traded under similar market conditions.

Effective Gross Income Multiplier
---------------------------------

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for

Sales Comparison Approach                                                     82

amenities, age and other factors. The average lot rent reflects, in most cases, the market perception of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the effective gross income multiplier (EGIM), in this analysis.

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 5.56and 7.89. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases.

     The subject is an established, age-restricted community, with a good location and access. There is a history of good occupancy and the property and improvements were observed to be in good overall condition. There is adequate maintenance to maintain the current condition of the community. A rent increase of $10.00 per space went into effect January 1, 2000 and our analysis incorporates this increase. The rent levels have been shown to be within the indicated market range. The subject's expense ratio is in the middle of the range indicated by the sale comparables.

     Based on these considerations, we have concluded an EGIM in the middle portion of the indicated range, processing the subject's Effective Gross Income of $451,326 with an EGIM of 6.7.

                    $451,326   x    6.70  =  $3,023,884

                    Rounded                  $3,000,000

     On a per space basis, our estimate of value is the equivalent of $20,979.

Price Per Space Analysis
------------------------

     Adjustments, typically considered, are location, age and condition, occupancy, etc., and are reflected in the income generating capabilities of a community. A tenant is typically willing, absent other factors, to pay more rent for a better located, newer community with a greater amenity package. Rather than making a subjective percentage adjustment to the per space sales prices, the Net Operating Income/Space (NOI/Space) reflects, in most cases, the market perception of a property's position in the marketplace. Since investors are mainly concerned with cash flow to service debt, the net operating income generating capability of a particular community can be used for comparison purposes. Typically, the higher the NOI/Space for a community, the higher the per space sales price. The subject has a NOI/Space of $1,903.06 in our stabilized analysis. The NOI/Space and the per space sales prices for the comparables are shown on the following table. We then compare the percentage difference between each comparable's NOI/Space and the subject's NOI/Space. For comparables with a higher

Sales Comparison Approach                                                     83

NOI/Space, a downward adjustment to the per space sales price is made. An upward adjustment is made for a comparable with a lower NOI/Space.

                      NOI/Space and Per Space Sales Price

==================================================================================================================
                       COMP 1           COMP 2           COMP 3           COMP 4           COMP 5          SUBJECT
------------------------------------------------------------------------------------------------------------------
NOI/Space             $ 1,803          $ 1,786          $ 1,799          $ 1,744          $ 2,036           $1,903
------------------------------------------------------------------------------------------------------------------
Price/Space           $21,875          $18,846          $19,417          $20,000          $25,519             N/A
------------------------------------------------------------------------------------------------------------------
Percent
Adjustment               5.55%            6.55%            5.76%            9.13%           -6.55%            N/A
------------------------------------------------------------------------------------------------------------------
Adjusted
Price/Space           $23,088          $20,081          $20,536          $21,827          $23,847             N/A
==================================================================================================================


     After adjustments, the indicated range is from $20,081 to $23,847 per space. We have concluded towards the middle of the range giving equal weight to all of the comparables. We concluded $21,000 per space.

     Thus, 143 Spaces x $21,000/Space is:      $3,003,000

     Rounded                                   $3,000,000

     This value is reflective of the indication from the EGIM method and considered mutually supportive. We have concluded $3,000,000 via the sales comparison approach.

FINAL ESTIMATE OF VALUE
-----------------------

    The two approaches to value applied in the subject analysis yielded these conclusions:

    Income Capitalization Approach              $3,000,000

    Sales Comparison Approach                   $3,000,000

    Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales of similar properties.

     In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

     The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to, and of, the improvements and to the land. In this case, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject.

     The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable. Given the relative homogeneity of the locations, the availability of market data, we have emphasized this approach in the valuation.

     The two approaches reflect the same value. Our estimate of value has been based on the Income Approach, as buyers are most concerned with cash flow to service debt. Our opinion of the market value of the subject property, based on a reasonable exposure period of six months, as of May 1, 2000 is:

                            -THREE MILLION DOLLARS-

                                 ($3,000,000)

CERTIFICATION
-------------

We certify that, to the best of our knowledge and belief:

    .  The statements of fact in this report are true and correct.

    . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

    . We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

    . We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

    . Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

    . Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

    . Our analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

    . The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

    . As of the date of this report, John H. Whitcomb, MAI, CCIM has completed the requirements under the continuing education program of the Appraisal Institute.

    . John H. Whitcomb, MAI, CCIM and William G. Trask have made a personal inspection of the property that is the subject of this report.

    . No one provided significant professional assistance to the persons signing this report.

    . We are in compliance with the competency provisions of the Uniform Standards of professional Appraisal Practice of the Appraisal Foundation.

    . This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.



/s/ John H. Whitcomb      JAG           /s/ William G. Trade       JAG
------------------------------          -------------------------------
John H. Whitcomb, MAI, CCIM             William G. Trask
St. Cert. Gen. REA #0001234             St. Cert. Gen. REA #0002347

ASSUMPTIONS AND LIMITING CONDITIONS
-----------------------------------

     The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function. The appraisal report may not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes, which may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

Assumptions and Limiting Conditions                                           87

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication.

Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed in connection with any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others and are not meant to be used as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projections contained in the appraisal assumes both responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures, which would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject property is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers, therefore we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any

Assumptions and Limiting Conditions                                           88

question concerning same, it is strongly recommended that an Engineering/Construction/Environmental inspection be obtained. The value estimate stated in this appraisal, unless noted otherwise, is predicated on the assumption that all improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.

Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas, which are inspected.

Unless specifically stated in the report, we found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently, treated.

In the appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

No effort has been made to determine the possible effect, if any, on the subject property of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, which ever occurs first.

The estimates of value stated in this appraisal apply only to the effective dates of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property. We assume no liability for an unforeseen change in the economy, or at the subject property, if applicable.

We believe that the underlying assumptions and current conditions provide a reasonable basis for the value estimate stated in this appraisal. However, some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current

Assumptions and Limiting Conditions                                           89

mortgage interest rates and/or terms or availability of financing altogether; property assessment; and/or major revisions in current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection. Thus, variations could be material and have an impact on the individual value conclusion stated herein.

The Americans with Disabilities Act (ADA) became effective January 26, 1992.
The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, possible noncompliance with the requirements of ADA was not considered in estimating the value of the property.

                                    ADDENDA

                               LEGAL DESCRIPTION

                                                           For Official Use Only
                                  ----------------------------------------------




                                  CFN 95870512                 10-04-95 05:17 pm

                                  OR Book/Page: 3509 / 3644

                                                  Sandy Crawford

                                          Clerk Of Courts, Brevard County

                                  #Pgs:  4         #Names : 2
                                  Trust: 2.50      Re     : 7.00
                                  Deed:  17,500    Excise : 0.00       Serv 0.00
                                  Mtg:   0.00      Int Tax: 0.00

                                  ----------------------------------------------

                             SPECIAL WARRANTY DEED
                             ---------------------

     THIS INDENTURE made as of the 3/rd/ day of October, 1995, by and between VILLAGE GLEN, INC., a Florida corporation ("Grantor"), for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration in hand paid, receipt of which is hereby acknowledged, hereby grants, bargains, sells, aliens, remises, releases and conveys unto WINDSOR PARK PROPERTIES 7, a California limited partnership ("Grantee") whose address is 120 West Grand Avenue, Escondido, California 92025, the following described real property in the County of Brevard, State of Florida, to-wit:

            See Exhibit "A" attached hereto and made a part hereof.

     TOGETHER with all the tenements, hereditaments and appurtenances, with every privilege, right, title, interest and estate, reversion, remainder and easement thereto belonging or in anywise appertaining.

     TO HAVE AND TO HOLD the same in fee simple forever.

     And the Grantor does hereby covenant that, except for the title exceptions set forth on Exhibit "B" attached hereto and made a part thereof, Grantor does fully warrant the title to the above described real estate so hereby conveyed and will defend the same against the

This Instrument Prepared By            Grantee: Windsor Park Properties 7
  and Return to:                               ------------------------------
DAVID S. BERNSTEIN. ESQ.               S.S. No. 33-0363181
Ruden, Barnett, et al.                         ------------------------------
Post Office Box 14034
St. Petersburg, Florida 33733

                                       Property Appraiser's
                                       Identification No. 27-36-14-01-57
                                                         --------------------

                                                           For Official Use Only
                                                     ---------------------------

                                                      OR Book/Page: 3509 / 3645

                                                     ---------------------------

lawful claims, arising out of events occurring prior to the recording of this Deed, of all persons claiming by, through or under the Grantor, but against none other.

     IN WITNESS WHEREOF, the Grantor aforesaid has set its hand and seal effective as of the 3/rd/ day of October, 1995.


WITNESS:                             VILLAGE GLEN, INC., a Florida corporation


/s/ David Bernstein
--------------------------
Name: DAVID BERNSTEIN
     ---------------------
                                     By: /s/ Adam McGavin, Jr.
/s/ Linda B. Wawrzynski                  ---------------------------------
--------------------------              Adam McGavin, Jr.
Name: Linda B. Wawrynski                President
     ---------------------           Address:
                                     c/o  Gerald K. Holstein
                                          8320 W. Sunrise Boulevard
                                          Suite 203
                                          Plantation, Florida 33322

STATE OF FLORIDA
COUNTY OF PINELLAS

     The foregoing instrument was acknowledged before me this 3/rd/ day of October 1995, by Adam McGavin, Jr., as President of VILLAGE GLEN, INC., a Florida corporation, on behalf of said corporation. He is personally known to me or has produced __________________ as identification and did (did not) take an oath.

My Commission Expires:


                                           /s/ David Bernstein
                                           ------------------------------------
                                           Name: DAVID BERNSTEIN
                                                -------------------------------
                                                Notary Public
[SEAL]

                                   EXHIBIT A

Lots 57, 58, 59, 60, 61 and 62, INDIAN RIVER GROVES AND GARDENS, according to the Plat thereof, as recorded in Plat Book 6, Page 86, of the Public Records of Brevard County, Florida.

                                  EXHIBIT "B"

                             PERMITTED EXCEPTIONS

1.   Taxes for the year 1995 and subsequent years.

2. Easement in favor of Southern Bell Telephone and Telegraph Company recorded August 27, 1973, in Official Records Book 1373, Page 965.

3. Water Agreements with the City of Melbourne recorded in Official Records Book 1355, Page 120; and in Official Records Book 2604, Page 600.

4. Easement in favor of City Gas Company of Florida recorded in Official Records Book 1381, Page 758.

5. Resolution Regarding Changing of Street Names recorded in Official Records Book 3192, Page 3592.

                            PROFILES OF APPRAISERS

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St.Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Florida. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

     Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

     Prepared appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.

Profile of Appraiser                                                           2

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #0001234

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------
Akers Away                    West Palm Beach, FL         Lakeside                  Douglasville, GA
Alafia Riverfront             Gibsonton, FL               Lakewood                  Denton, TX
Alpine Village                Sebring, FL                 Lantana Cascade           Lantana, FL
Arbor Oaks                    Zephyrhills, FL             Long Lake Village         West Palm Beach, FL
Blue Heron                    Clearwater, FL              Marlboro Court            West Palm Beach, FL
Bradenton Trailer Park        Bradenton, FL               MH Country Club           Oakland Park, FL
Carefree Village              Tampa, FL                   Mission                   El Paso, TX
Carolina Village              Concord, NC                 Moultrie Oaks             St. Augustine, FL
Casa del Monte                West Palm Beach, FL         Oak Point                 Titusville, FL
Chateau Forest                Seffner, FL                 Orange Manor East         Winter Haven, FL
Chateau Village               Bradenton, FL               Palm Breezes Club         Lantana, FL
Cloverleaf                    Brooksville, FL             Palm Ridge                Leesburg, FL
Colonial Coach                Greenacres City, FL         Panama City Estates       Panama City, FL
Coquina Crossing              St. Augustine, FL           PLantation Estates        Seffner, FL
Coral Lake                    Coconut Creek, FL           Portside                  Jacksonville, FL
Country Club Estates          Venice, FL                  Ridgecrest                Fort Pierce, FL
Dessau                        Austin, TX                  San Souci                 North Fort Myers, FL
Foxcroft Village              Loch Sheldrake, NY          Scenic View               Lakeland, FL
Foxwood Estates               Lakeland, FL                Seminole                  St. Petersburg, FL
Franklin Estates              Murfreesboro, TN            Shangri La                Largo, FL
Gardens of Manatee            Parrish, FL                 Southwinds                Lakeland, FL
A Garden Walk                 West Palm Beach, FL         St. Lucie Village         Okeechobee, FL
The Groves                    Orlando, FL                 Sunrise Village           Cocoa Beach, FL
Gwinnett Estates              Snellville, GA              Sunshine                  Lake Worth, FL
Harmony Ranch                 Thonotosassa, FL            Tall Pines                Fort Pierce, FL
Holiday Ranch                 West Palm Beach, FL         Tara                      Jonesboro, GA
Holiday Plaza                 West Palm Beach, FL         Twin Shores               Longboat Key, FL
Holland                       Fort Lauderdale, FL         Valley Pines              El Paso, TX
Kings and Queens              Lakeland, FL                Village Glen              Melbourne, FL

Profile of Appraiser

Recreational Vehicle Parks
--------------------------

Avalon RV Park                Clearwater, FL                Pioneer Creek                      Bowling Green, FL
Camp Inn                      Frostproof, FL                Rainbow Village                    Clearwater, FL
Forest Lake Village           Zephyrhills, FL               Space Coast RV Resort              Rockledge, FL
Hide Away                     Ruskin, FL                    Sunshine RV                        Vero Beach, FL
Holiday RV Resort             Leesburg, FL                  Topics                             Hudson, FL
Horizon RV Park               Davenport, FL                 Twelve Oaks                        Sanford, FL
Key RV Park                   Marathon, FL                  Village Park                       Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage       Loganville, GA                Orange Avenue                      Tallahassee, FL
Alpine Self Storage           Rockford, IL                  Plantation Xtra Storage            Plantation, FL
Baytree Self Storage          Valdosta, GA                  St. Augustine Self Storage         St. Augustine, FL
Budget Self Storage           Sterling, VA                  Southern Self Storage              Riviera Beach, FL
Delray Mini Storage           Delray Beach, FL              Storage Express                    Lauderhill, FL
Edison Lock Up                Edison, NJ                    Valdosta Self Storage              Valdosta, GA
Extra Space                   Lauderhill, FL                Xtra Space                         Orlando, FL
Howell Self Storage           Howell, NJ                    Your Extra Attic                   Duluth, GA
Hyde Park Storage             Tampa, FL                     Your Extra Attic                   Norcross, GA
Jacksonville Storage          Jacksonville, FL              Your Extra Attic                   Stockbridge, GA
Okeechobee Storage            Hialeah Gardens, FL           Your Extra Attic                   Winters Chapel, GA

Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                              Howard Johnson Maingate
Comfort Inn Kissimmee                                       Hyatt On Union Square
Comfort Suites Asheville                                    Hyatt Orlando
Embassy Suites Boca Raton                                   Hyatt Wilshire
Hotel Nikko San Francisco                                   Hyatt Regency Houston
Hilton Southwest Freeway Houston                            La Samanna
Hollywood Beach Hilton                                      Ramada Resort Maingate
Holiday Inn Gainesville                                     Westin Washington, D. C.

Profile of Appraiser                                                           4

Financial
---------

Belgravia Capital                       Heller Financial
Bloomfield Acceptance Company           Household Finance Corporation
Chase Manhattan Bank                    Irving Leasing Corporation
Chrysler Capital Corporation            Mfd. Housing Community Bankers
Citicorp Real Estate                    Mellon Bank
Collateral Mortgage                     Morgan Stanley
CoreStates Financial Corporation        NationsBank
Credit Suisse First Boston              Nomura Securities
FINOVA Capital                          Pacificorp Financial Services
First Union Corporation                 PACTEL Finance
GE Capital                              Society National Bank
Goldman Sachs                           Sun America Insurance
Greentree Financial                     Union Capital


Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.              LaSalle Partners
Chateau Communities                     Las Colinas Corporation
Continental Communities                 Metropolitan Life
Delaware North Companies                MHC
Dillon Read Real Estate Inc.            National Home Communities
Drexel Burnham Lambert Realty, Inc.     Pitney Bowes Credit Corp.
First Boston Corporation                Salomon Brothers, Inc.

EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute

PUBLICATIONS
------------

     Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                    ----------------------------------

TESTIMONY
---------

     Mr. Whitcomb has presented expert testimony in United States Tax Court.

                             PROFILE OF APPRAISER

                               WILLIAM G. TRASK
                          St.Cert. Gen. REA #0002347

REAL ESTATE APPRAISAL EXPERIENCE
--------------------------------

Appraiser
Whitcomb Real Estate
Tampa, FL

          Specializing in real estate valuations and consulting projects for lending institutions, public and private corporations and individuals, for a variety of uses. Property types appraised include manufactured housing communities, recreational vehicle parks, manufacturing plants, office buildings, apartment complexes, retail properties and other types of commercial establishments. February 1998 to Present.

Appraiser
Atlas Real Estate Group, Inc.
Tampa, FL

          Specialized in real estate condemnation valuations and related studies. Property types appraised include agricultural, industrial, residential, office buildings, retail properties and other types of commercial land and establishments. August 1991 to January 1998.

PROFESSIONAL AFFILIATIONS
-------------------------

     State Certified General Real Estate Appraiser
     Florida #0002347
     Georgia #CG007464

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

A Garden Walk       Palm Beach Gardens, FL     Honeymoon Park          Dunedin, FL
Bear Creek          Ormond Beach, FL           La Buona Vita           Port St. Lucie, FL
Bonfire             Leesburg, FL               Lincolnshire            Largo, FL
Briarwood           Lake Worth, FL             Meadowbrook             Lakeland, FL
Camelot East        Sarasota, FL               Mobiland By The Sea     Melbourne, FL
Camelot Lakes       Sarasota, FL               Oak View                Arcadia, FL
Carefree Village    Tampa, FL                  Palmetto                Hallandale, FL
Clover Leaf         Brooksville, FL            Plaza                   Bradenton, FL
Coquina Crossing    St. Augustine, FL          Ranchero Village        Largo, FL

Profile of Appraiser                                                           2
William G. Trask

Manufactured Home Communities (Cont.)
-------------------------------------

Country Club Estates      Venice, FL               River Bay              Tampa, FL
Country Lakes             Coconut Creek, FL        Riverview              Micco, FL
Country Life              Leesburg, FL             Serendipity            Clearwater, FL
Crystal River Village     Crystal River, FL        Southern Acres         St. Cloud, FL
Diamond Point             Leesburg, FL             Spanish Trails         Zephyrhills, FL
Friendly Village          Sellersburg, IN          Sun Village            Largo, FL
Hammock Lake              Fort Meade, FL           Sundance               Zephyrhills, FL
Heron Cay                 Vero Beach, FL           Sunshine Village       Lake Worth, FL
Hibiscus                  Mount Dora, FL           Tall Pines             Fort Pierce, FL
Hidden Village            St. Petersburg, FL       Tanglewood             Fort Pierce, FL
High Point                Clearwater, FL           Vero Palms             Vero Beach, FL

Recreational Vehicle Parks
--------------------------

Lazy Lakes RV             Sugarloaf Key, FL        Ridgecrest RV          Leesburg, FL
Lions Lair RV             Marathon, FL             Sunshine RV            Vero Beach, FL
Pioneer Village           North Fort Myers, FL     Topics RV              Spring Hill, FL

Other
-----

ABC Pizza House           Tampa, FL                Fabian Enterprises        Tampa, FL
Blakie's Restaurant       Tampa, FL                Florida Power & Light     St. Petersburg, FL
Breed Automotive          Lakeland, FL             Mobil Oil                 Lakeland, FL
Discount Auto Parts       Lakeland, FL             Pier 1 Imports            Hoover, AL
Discount Auto Parts       Sarasota, FL             Pizza Hut                 Brandon, FL
Discount Auto Parts       Land O' Lakes, FL        Pizza Hut                 Lakeland, FL

Financial
---------

Belgravia Capital                             Heller Financial
Collateral Mortgage, Ltd.                     Lehman Brothers
Executive Commercial Funding                  NationsBank
First Federal Savings Bank, Leesburg, FL      Republic Bank, Port Richey, FL
First National Bank, St. Lucie, FL            Signature Financial Services, Inc.
First Union National Bank                     Union Capital Investments, LLC
GE Capital Corporation                        United Southern Bank, Eustis, FL
Greentree Financial

Profile of Appraiser                                                           3
William G. Trask

Real Estate/Real Estate Investment
----------------------------------

Continental Communities                 National Home Communities
Martin Newby Management                 Pacific Life
Munao Partnership                       Windsor Corporation

EDUCATIONAL BACKGROUND
----------------------

  Florida State University
  University of South Florida
  Edison Community College
  Hillsborough Community College
  Appraisal Institute
  International Right of Way Association